Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CLEVELAND BIOLABS, INC.,

HIGH STREET ACQUISITION CORP.

and

CYTOCOM, INC.

dated as of October 16, 2020

-i-

-ii-

EXHIBITS

Exhibit A –   Voting Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 16, 2020, by and among Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”), High Street Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of CBLI (“Merger Sub”), and Cytocom, Inc., a Delaware corporation (“CYTO”).

WHEREAS, the board of directors of CBLI (the “CBLI Board”) and the board of directors of CYTO (the “CYTO Board”) each propose to effect a business combination pursuant to which Merger Sub will merge with and into CYTO (the “Merger”), with CYTO surviving the Merger as a wholly owned Subsidiary of CBLI;

WHEREAS, the CYTO Board has determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of CYTO and the CYTO Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that the CYTO Stockholders approve the Contemplated Transactions and adopt this Agreement;

WHEREAS, the CBLI Board has determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of CBLI and the CBLI Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that the CBLI Stockholders approve the issuance of shares of CBLI Common Stock to CYTO Stockholders pursuant to the terms of this Agreement (the “CBLI Recommendation”);

WHEREAS, (i) the board of directors of Merger Sub (the “Merger Sub Board”), by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that CBLI, as the sole stockholder of Merger Sub, approve the Contemplated Transactions and adopt this Agreement and (ii) CBLI, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the Contemplated Transactions, in each case subject to and conditioned upon the approval of the same by the holders of a majority of the outstanding stock of CBLI, pursuant to a written consent to be delivered immediately following the execution and delivery of this Agreement (the “Merger Sub Stockholder Written Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to CYTO’s willingness to enter into this Agreement, certain CBLI Stockholders are executing voting and support agreements in favor of CYTO in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of the shares of CBLI Common Stock beneficially owned by such Persons in favor of the approval of this Agreement and the Contemplated Transactions, including the issuance of shares of CBLI Common Stock to CYTO Stockholders pursuant to the terms of this Agreement;

WHEREAS, immediately following the execution of this Agreement, the holders of the number of shares of CYTO Common Stock sufficient to adopt this Agreement and approve the Merger and the other Contemplated Transactions as required under the Delaware General Corporation Law (the “DGCL”) and its Organizational Documents will have executed and delivered an action by written consent adopting this Agreement, in form and substance reasonably acceptable to CBLI, sufficient to obtain the Required CYTO Stockholder Approval (the “CYTO Stockholder Written Consent”); and

WHEREAS, the Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitutes a plan of reorganization for such purposes.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1.     Certain Definitions. For purposes of this Agreement the term:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Acquisition Proposal” shall mean any proposal or offer, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the Contemplated Transactions.

“Action” means any controversy, charge, cause of action, complaint, demand, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Aggregate Valuation” means the sum of (i) the CYTO Valuation plus (ii) the CBLI Valuation.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry Share” has the meaning set forth in Section 2.9.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“Cash and Cash Equivalents” means, with respect to any Person and its Subsidiaries on a consolidated basis as of the applicable time of determination, the sum of (a) the fair market value (expressed in United States dollars) of all cash in such Person’s and its Subsidiaries’ bank, lock box and other accounts, net of all “cut” but un-cashed checks issued from such accounts, plus (b) pending electronic transfer or other deposits to such accounts, plus (c) the fair market value of marketable securities owned by such Person and its Subsidiaries as determined in accordance with GAAP, plus (d) amounts held in escrow for the benefit of such Person and its Subsidiaries, plus (e) the fair market value of any money market instruments, treasury bills, short-term government bonds or commercial paper held by such Person and its Subsidiaries plus (f) any other items considered by GAAP to constitute cash and cash equivalents for purposes of preparing a balance sheet in accordance with GAAP.

“Cash Determination Time” has the meaning set forth in Section 2.8(a).

“CBLI” has the meaning set forth in the Preamble.

“CBLI Adverse Recommendation Change” has the meaning set forth in Section 6.4(c).

“CBLI Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the CBLI Valuation by (ii) the Aggregate Valuation.

“CBLI Balance Sheet” has the meaning set forth in Section 4.8.

“CBLI Balance Sheet Date” means June 30, 2020.

“CBLI Board” has the meaning set forth in the Recitals.

“CBLI Closing Net Cash” means the Net Cash of CBLI and its Subsidiaries as of the Cash Determination Time, which may be a negative number, calculated in a manner consistent with GAAP and, to the extent consistent therewith, consistent with the manner in which such items were historically determined in accordance with its financial statements; provided, that CBLI Closing Net Cash shall not, in any event, include the amount of any cash received by CBLI in respect of an issuance of shares of CBLI Common Stock between the date hereof and the Closing Date unless such issuance was consented to in writing by CYTO.

“CBLI Common Stock” has the meaning set forth in Section 2.7(a).

“CBLI Data Room” means the Microsoft Office 365 data room maintained by CBLI in connection with the Contemplated Transactions.

“CBLI Disclosure Letter” has the meaning set forth in Article IV.

“CBLI Equity Awards” means all options to purchase shares of CBLI Common Stock, as well as any and all other stock-based awards granted to any Person, including but not limited to, stock bonus awards, restricted stock, restricted stock units, performance-based restricted stock units, and stock appreciation rights, in each case, with respect to capital stock of CBLI.

“CBLI Equity Plan” means the Cleveland Biolabs, Inc. Equity Incentive Plan and any other equity incentive plan maintained by CBLI.

“CBLI ESPP” has the meaning set forth in Section 4.3(b).

“CBLI ESPP Purchase Rights” has the meaning set forth in Section 4.3(d).

“CBLI Exclusively Licensed Intellectual Property” means all Intellectual Property that is exclusively licensed to CBLI or any of its Subsidiaries.

“CBLI Fundamental Representations” means the representations and warranties of CBLI and Merger Sub set forth in Section 4.1(a) (Organization and Corporate Power); Section 4.2 (Authorization; Valid and Binding Agreement); Section 4.5 (No Breach) (solely with respect to clause (i) thereof); and Section 4.21 (Brokerage).

“CBLI Material Adverse Effect” means (a) any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole, (b) the ability of CBLI to timely consummate the Closing and perform its obligations under this Agreement, other than, solely with respect to clause (a), with respect to any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates; (ii) any natural disaster, the ongoing novel coronavirus (COVID-19) pandemic or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP after the date hereof; (v) changes in Laws or Orders issued by any Governmental Body after the date hereof; (vi) the announcement of this Agreement or the pendency of the Contemplated Transactions; (vii) changes in and of itself in CBLI’s stock price or the trading volume of CBLI’s stock or any change in the credit rating of CBLI (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (ix) any Action arising from or related to this Agreement or the Contemplated Transactions or (x) the taking of any action explicitly required by this Agreement or the other Transaction Documents; provided, that any of the foregoing changes, effects, events, circumstances, occurrences, state of facts or developments may be considered in determining whether a CBLI Material Adverse Effect has occurred to the extent any such change, effect, event, circumstance, occurrence, state of facts or development has had a disproportionate effect on CBLI relative to other participants in the industry in which it operates.

“CBLI Material Contract” has the meaning set forth in Section 4.13.

“CBLI Material Intellectual Property” has the meaning set forth in Section 4.14(b).

“CBLI Notice of Change” has the meaning set forth in Section 6.4(d).

“CBLI Options” has the meaning set forth in Section 4.3(b).

“CBLI Organizational Documents” has the meaning set forth in Section 4.1(b).

“CBLI Outstanding Shares” means the total number of shares of CBLI Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis and assuming the issuance of shares of CBLI Common Stock in respect of all CBLI Equity Awards and all CBLI Warrants that will be outstanding immediately after the Effective Time.

“CBLI Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by CBLI or any of its Subsidiaries.

“CBLI Permits” has the meaning set forth in Section 4.20(a).

“CBLI Plan” means a Plan that CBLI or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of CBLI or any of its Subsidiaries, or with respect to which CBLI or any of its Subsidiaries has any Liability; provided, however, that CBLI Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of CBLI or any of its Subsidiaries.

“CBLI Real Property” has the meaning set forth in Section 4.11(b).

“CBLI Recommendation” has the meaning set forth in the Recitals.

“CBLI Registered Intellectual Property” has the meaning set forth in Section 4.14(a).

“CBLI Regulatory Agency” has the meaning set forth in Section 4.20(a).

“CBLI Safety Notices” has the meaning set forth in Section 4.20(f).

“CBLI SEC Documents” has the meaning set forth in Section 4.7(a).

“CBLI Stockholder” means any holder of CBLI Common Stock.

“CBLI Stockholder Approval” has the meaning set forth in Section 4.2.

“CBLI Stockholders’ Meeting” has the meaning set forth in Section 6.3(a).

“CBLI Subsidiary Securities” has the meaning set forth in Section 4.4.

“CBLI Valuation” means the sum of (i) $39,000,000 plus (ii) the CBLI Closing Net Cash.

“CBLI Warrants” has the meaning set forth in Section 4.3(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., and the regulations promulgated thereunder.

“Certificate” has the meaning set forth in Section 2.9.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“CMS” has the meaning set forth in Section 3.19(k).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(c).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon such Person.

“Copyrights” means copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations, and reversions thereof.

“CYTO” has the meaning set forth in the Preamble.

“CYTO 401(k) Plan” has the meaning set forth in Section 6.15.

“CYTO Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the CYTO Valuation by (ii) the Aggregate Valuation.

“CYTO Balance Sheet” has the meaning set forth in Section 3.7.

“CYTO Balance Sheet Date” means December 31, 2019.

“CYTO Board” has the meaning set forth in the Recitals.

“CYTO Capital Stock” means, collectively, (i) the CYTO Series A-2 Preferred Stock and (ii) the CYTO Common Stock (including each share of CYTO Series A Preferred Stock and CYTO Series A-1 Preferred Stock that is converted into CYTO Common Stock effectively as of immediately prior to the Closing).

“CYTO Closing Net Cash” means the Net Cash of CYTO as of the Cash Determination Time, which may be a negative number, calculated in a manner consistent with GAAP and, to the extent consistent therewith, consistent with the manner in which such items were historically determined in accordance with its financial statements; provided, that CYTO Closing Net Cash shall not, in any event, include the amount of any cash received by CYTO in respect of an issuance of shares of CYTO Common Stock between the date hereof and the Closing Date unless such issuance was consented to in writing by CBLI.

“CYTO Common Merger Shares” means (i) the aggregate number of CYTO Merger Shares minus (ii) the Series A-2 Preferred Liquidation Amount, as finally determined in accordance with Section 2.10(e).

“CYTO Common Stock” has the meaning set forth in Section 2.7(a).

“CYTO Common Share Reserve” has the meaning set forth in Section 2.10(b).

“CYTO Common Share Residual” has the meaning set forth in Section 2.10(e).

“CYTO Data Room” means the SharePoint data room maintained by CYTO in connection with the Contemplated Transactions.

“CYTO Disclosure Letter” has the meaning set forth in Article III.

“CYTO Exclusively Licensed Intellectual Property” means all Intellectual Property that is exclusively licensed to CYTO or any of its Subsidiaries.

“CYTO Financial Statements” has the meaning set forth in Section 3.7.

“CYTO Fundamental Representations” means the representations and warranties of CYTO set forth in Section 3.1(a) (Organization and Corporate Power); Section 3.2 (Authorization; Valid and Binding Agreement); Section 3.5 (No Breach) (solely with respect to clause (i) thereof); and Section 3.20 (Brokerage).

“CYTO Material Adverse Effect” means (a) any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, or (b) the ability of CYTO to timely consummate the Closing and perform its obligations under this Agreement, other than solely with respect to clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates; (ii) any natural disaster, the ongoing novel coronavirus (COVID-19) pandemic or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP after the date hereof; (v) changes in Laws or Orders issued by any Governmental Body after the date hereof; (vi) the announcement of this Agreement or the pendency of the Contemplated Transactions; (vii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (viii) any Action arising from or related to this Agreement or the Contemplated Transactions or (ix) the taking of any action explicitly required by this Agreement or the other Transaction Documents; provided, that any of the foregoing changes, effects, events, circumstances, occurrences, state of facts or developments may be considered in determining whether a CYTO Material Adverse Effect has occurred to the extent any such change, effect, event, circumstance, occurrence, state of facts or development has had a disproportionate effect on CYTO relative to other participants in the industry in which it operates.

“CYTO Material Contract” has the meaning set forth in Section 3.12.

“CYTO Material Intellectual Property” has the meaning set forth in Section 3.13(b).

“CYTO Merger Shares” means the aggregate number of shares of CBLI Common Stock issuable to holders of CYTO Capital Stock and CYTO Restricted Stock Units in connection with the consummation of the Contemplated Transactions, which aggregate number shall be equal to the product determined by multiplying (i) the Post-Closing CBLI Shares by (ii) the CYTO Allocation Percentage.

“CYTO Non-U.S. Plan” has the meaning set forth in Section 3.16(g).

“CYTO Organizational Documents” has the meaning set forth in Section 3.1.

“CYTO Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by CYTO or any of its Subsidiaries.

“CYTO Permits” has the meaning set forth in Section 3.19(a).

“CYTO Plan” means a Plan that CYTO or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of CYTO or any of its Subsidiaries, or with respect to which CYTO or any of its Subsidiaries has any Liability; provided, however, that CYTO Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of CYTO or any of its Subsidiaries.

“CYTO Preferred Merger Shares” has the meaning set forth in Section 2.10(e).

“CYTO Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“CYTO Private Placement” has the meaning set forth in the Recitals.

“CYTO Real Property” means any real property leased by CYTO.

“CYTO Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“CYTO Regulatory Agency” has the meaning set forth in Section 3.19(a).

“CYTO Restricted Stock Units” has the meaning set forth in Section 2.11.

“CYTO Safety Notices” has the meaning set forth in Section 3.19(f).

“CYTO Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of CYTO.

“CYTO Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of CYTO

“CYTO Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.001 per share, of CYTO.

“CYTO Series A-2 Share Reserve” has the meaning set forth in Section 2.10(b).

“CYTO Stockholder” means any holder of CYTO Common Stock.

“CYTO Stockholder Written Consent” has the meaning set forth in the Recitals.

“CYTO Subsidiary Securities” has the meaning set forth in Section 3.4.

“CYTO Valuation” means the sum of (i) $61,000,000 plus (ii) the CYTO Closing Net Cash.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7(e).

“DOJ” has the meaning set forth in Section 3.19(k).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means all applicable Laws, and all judicial and administrative orders and determinations that are binding upon CYTO or CBLI, as applicable, and all applicable policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and Permits issued or required to be issued thereunder.

“ERISA” has the meaning set forth in Section 3.16(a).

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with CYTO, CBLI or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” has the meaning set forth in Section 3.6.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Documents” has the meaning set forth in Section 2.10(d).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Expenses” has the meaning set forth in Section 8.3(c).

“FCPA” has the meaning set forth in Section 3.19(i).

“FDA” has the meaning set forth in Section 3.19(a).

“FDCA” has the meaning set forth in Section 3.19(a).

“Fraud” means actual and intentional common law fraud with respect to the making of the representations and warranties of a party to this Agreement set forth in Article III or Article IV, as applicable, or any certificate delivered pursuant hereto.

“Fully Diluted Number” means the sum of (i) the aggregate number of shares of CYTO Common Stock issued and outstanding as of immediately prior to the Effective Time, including any shares of CYTO Preferred Stock (other than the CYTO Series A-2 Preferred Stock) convertible into shares of CYTO Common Stock effective as of immediately prior to the Effective Time (other than any Treasury Shares or Dissenting Shares), and (ii) the number of CYTO Restricted Stock Units immediately prior to the Effective Time.

“Fully Diluted Per Share Portion” means the quotient obtained by dividing (a) one (1) by (b) the Fully Diluted Number.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with CYTO’s or CBLI’s past practice, as applicable.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA and the PHSA.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

“Good Manufacturing Practices” means the current good manufacturing practices for drugs and finished pharmaceutical products contained in 21 C.F.R. Part 210 and 211 as in effect at the time of manufacture.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means any Law relating to healthcare, including as amended from time to time, the FDCA, the PHSA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), any federal health care offenses (as such term is defined in 18 U.S.C. § 24(a)), and violations of, or conspiracies to violate 18 U.S.C. §§ 287, 371, 664, 666, 669, 1001, 1027, 1035, 1341, 1347, 1343, 1518 and 1954, all regulations or guidance promulgated pursuant to such Laws, and any other federal, state or non-U.S. Law that regulates the research, design, development, testing, studying, production, manufacturing, transfer, processing, storing, importing or exporting, licensing, approval, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, third-party reimbursement or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program, or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “the Pricing Reporting Laws”).

“HHS-OIG” has the meaning set forth in Section 3.19(k).

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or Liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights; and (E) other intellectual property rights, and all goodwill associated therewith, whether or not subject to Patent, Copyright, Trademark, or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide.

“Intentional Breach” has the meaning set forth in Section 8.2.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the CBLI Board, as applicable, after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by CBLI or any of its Representatives, as applicable, nor should reasonably have been foreseen by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of shares of CBLI Common Stock or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.

“IP Contracts” means all Contracts in force as of the date hereof involving the licensing, assignment or other grant of rights or option with respect to Intellectual Property (A) under which CYTO, CBLI or any of their respective Subsidiaries, as applicable, has obtained from or granted to any Third Party any license, or (B) which by their terms expressly restrict CYTO’s, CBLI’s or any of their respective Subsidiaries’, as applicable, right to use, in each case, of (A) and (B) of this definition, any Intellectual Property that is material to the continued operation of the business of CYTO or CBLI or any of their respective Subsidiaries, as applicable, other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis and made available to CYTO, CBLI or any of their respective Subsidiaries, as applicable, for a total cost of less than $50,000.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Key Employee” means any vice president or more senior employee of CBLI employed as of the date of this Agreement.

“Knowledge” of CBLI or CYTO, as applicable means the actual knowledge, after reasonable investigation, of (a) in the case of CBLI, Christopher Zosh, Vice President of Finance, Andrei Gudkov, Ph.D., D. Sci., Chief Scientific Officer, Langdon Miller, MD, Chief Medical Officer, Ann Hards, Ph.D, Executive Vice President Regulatory Affairs and Vasiliy Kazey (solely with respect to the representations and warranties of CBLI as they relate to its Subsidiary, Panacela Labs, LLC) and (b) in the case of CYTO, Mike K. Handley, Chief Executive Officer, Noreen Griffin, President, Peter Aronstam, Chief Financial Officer, Clifford Selsky, M.D., Ph.D, Chief Medical Officer, and Fengping Shan, Chief Science Officer.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes Healthcare Laws and Environmental Laws.

“Letter of Transmittal” has the meaning set forth in Section 2.10(c).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, easement, servitude, encumbrance or restriction.

“Made Available” means with respect to CYTO, that CYTO has provided any applicable document by uploading such document to the Cytocom Data Room no later than one (1) day prior to the date of this Agreement and, with respect to CBLI, that CBLI has provided any applicable document by uploading such document to the CBLI Data Room or filing such document on the SEC’s publicly accessible website, EDGAR, no later than one (1) day prior to the date of this Agreement.

“Material Non-Exclusive Intellectual Property” means all Intellectual Property that is non-exclusively licensed to CYTO, CBLI or any of their respective Subsidiaries, that is material to the continued operation of the business of CYTO or CBLI, or any of their respective Subsidiaries, in each case as applicable.

“Measurement Date” has the meaning set forth in Section 3.3.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“NASDAQ” has the meaning set forth in Section 3.6.

“Net Cash” means, with respect to any Person as of any time of determination, the sum of (i) Cash and Cash Equivalents of such Person and its Subsidiaries as of such time minus (ii) the aggregate amount, without duplication, of (a) all accounts payable and accrued expenses (other than accrued expenses which are Transaction Costs of such Person or its Subsidiaries) and other current and long-term liabilities, Indebtedness or other obligations for borrowed money, (b) all payments due as a result of, or accrued in connection with, the Contemplated Transactions that are not Transaction Costs of such Person or its Subsidiaries; and (c) any and all liabilities of such Person or its Subsidiaries to any current or former officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments) of such Person or its Subsidiary, including deferred compensation, accrued but unpaid bonuses, accrued but unpaid vacation or paid time off and any amounts payable or accrued under a Plan (including related employer employment taxes on all the foregoing), in each case, whether or not pursuant to any Plan; minus (iii) all of such Person’s unpaid Transaction Costs.

“OECD Convention” has the meaning set forth in Section 3.19(i).

“Order” means any decision, award, writ, judgment, decree, ruling, verdict, injunction, assessment, penalty, or similar order made, issued or entered by, or settlement with, any Governmental Body or arbitrator.

“Organizational Documents” means, with respect to any Person (other than a natural Person), (a) the certificate or articles of incorporation, formation, organization, amalgamation or continuation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, limited liability company or operating agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Patents” means patents (including utility and design patents), and applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, and renewals thereof.

“Permits” means all approvals, authorizations, certificates, clearances, consents, licenses, franchises, variances, registrations, exemptions, Orders and permits and other similar authorizations, consents, approvals and clearances of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the CYTO Real Property or the CBLI Real Property, as applicable, which are not violated by the current use and operation of the CYTO Real Property or the CBLI Real Property, as appropriate, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased CYTO Real Property or leased CBLI Real Property, as applicable, that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with CYTO’s business or CBLI’s business, as appropriate, (v) Liens arising under workers’ compensation, unemployment insurance and social security, (vi) purchase money liens and Liens securing rental payments under Capital Leases, and (vii) those matters identified in Section 1.1(a) of the CYTO or CBLI Disclosure Letter, as applicable.

“Person” means a natural person, a partnership, a corporation, a limited liability company, an unlimited liability company, sole proprietorship, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“PhRMA Code” means the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Health Care Professionals.

“PHSA” has the meaning set forth in Section 3.19(a).

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, employee loan, health, dental, vision, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other benefit plan, policy, program, arrangement, or agreement.

“Post-Closing CBLI Shares” means the quotient determined by dividing (i) the CBLI Outstanding Shares by (ii) the CBLI Allocation Percentage.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Preferred Per Share Portion” means the quotient obtained by dividing (a) one (1) by (b) the aggregate number of shares of CYTO Series A-2 Preferred Stock outstanding as of immediately prior to the Closing (other than any Treasury Shares or Dissenting Shares).

“Pre-Merger Capital Raise” means a transaction or proposed transaction, whether or not registered under the Securities Act, involving the issuance and sale for cash of shares of CBLI Common Stock, shares of preferred stock of CBLI and/or securities exercisable for, or convertible into, CBLI Common Stock or shares of preferred stock of CBLI that CBLI determines in good faith to be reasonably necessary for CBLI (based on the advice of outside legal counsel and after consultation in good faith with CYTO and its outside legal counsel) to satisfy a continued or initial listing criteria under the NASDAQ Listed Company Manual at the Effective Time.

“Pricing Reporting Laws” has the meaning set forth in the definition of “Healthcare Laws”.

“Products” means any product that CYTO or CBLI, or any of their respective Subsidiaries, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by CYTO or CBLI, or any of their respective Subsidiaries, as applicable.

“Prohibited Payment” has the meaning set forth in Section 3.19(i).

“Proxy Statement” means the proxy statement, as amended or supplemented, to be sent to the CBLI Stockholders in connection with the CBLI Stockholders’ Meeting.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act) to be filed with the SEC by CBLI registering the public offering and sale of shares of CBLI Common Stock to the holders of shares of CYTO Common Stock in the Merger, including all shares of CBLI Common Stock to be issued in exchange for all shares of CYTO Common Stock in the Merger as said registration statement may be amended or supplemented from time to time.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Required CYTO Stockholder Approval” means the affirmative vote or consent of at least a majority of the votes which the holders of the then-outstanding shares of CYTO Common Stock are entitled to vote with respect to the adoption of the Merger Agreement and the consummation of the Contemplated Transactions.

“RSU Conversion Amount” has the meaning set forth in Section 2.11.

“SEC” has the meaning set forth in Section 3.6.

“Securities Act” has the meaning set forth in Section 3.6.

“Series A-2 Preferred Liquidation Amount” means a number of shares of CBLI Common Stock, rounded down to the nearest whole share, having an aggregate value, calculated on the basis of the Valuation Methodology, equal to Twelve Million Dollars ($12,000,000); provided, that the Series A-2 Preferred Liquidation Amount shall not, in any event, exceed the Series A-2 Preferred Liquidation Cap.

“Series A-2 Preferred Liquidation Cap” means a number of shares of CBLI Common Stock, rounded down to the nearest whole share, equal to the sum of (i) twenty percent (20%) of the Post-Closing CBLI Shares plus (ii) the product of (x) the Fully Diluted Per Share Portion of the CYTO Merger Shares (calculated as though each share of CYTO Series A-2 Preferred Stock was converted into CYTO Common Stock as of immediately prior to the Effective Time) multiplied by (y) the aggregate number of shares of CYTO Series A-2 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” any bona fide, written Acquisition Proposal (other than an Acquisition Proposal which has resulted from a violation of Section 6.4) (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms that the CBLI Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the CBLI Board considers to be appropriate (including the identity of the Person making the Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and the availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing), would result in a transaction (i) that, if consummated, is more favorable to the CBLI Stockholders from a financial point of view than the Merger (taking into account any proposal by CYTO to amend the terms of this Agreement), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Action” means any examination, audit, claim, assessment, deficiency or other Action with respect to Taxes.

“Tax Allocation Agreement” has the meaning set forth in Section 3.11(e).

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Termination Date” has the meaning set forth in Section 8.1(d)(ii).

“Termination Fee” has the meaning set forth in Section 8.3(c).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than CYTO, CBLI or any of their respective Affiliates or Representatives.

“Trade Secrets” means trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models, and methodologies.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Trading Day” means any day on which shares of CBLI Common Stock are traded on NASDAQ.

“Transaction Costs” means, with respect to any Person, the sum of (a) the cash equivalent value of any change of control payments or severance payments that are or become due to any employee, director, officer, manager, member, agent or representative of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (b) the cash equivalent value of any retention payments that are or become due to any employee, director, officer, manager, member, agent or representative of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (c) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including the solicitation of proxies) and that are unpaid as of the Closing, including brokerage fees, filing fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of proxy solicitors, counsel or accountants payable by such Person and its Subsidiaries.

“Transaction Document” means this Agreement, the Voting Agreement and each other document and agreement executed in connection with the Contemplated Transactions.

“Treasury Shares” has the meaning set forth in Section 2.7(a)(iii).

“UK Bribery Act” has the meaning set forth in Section 3.19(i).

“VA” has the meaning set forth in Section 3.19(k).

“VA OIG” has the meaning set forth in Section 3.19(k).

“Valuation Methodology” means a valuation of the CBLI Common Stock based on the volume weighted average trading price (as reported by Bloomberg Financial Markets, or any successor thereto, through its “Volume Weighted Average Price” function) for the 30 Trading Day period beginning on the Closing Date and ending on the date that is 30 Trading Days following the Closing Date.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any comparable foreign, state or local Law.

ARTICLE II
THE MERGER

Section 2.1.     The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into CYTO, the separate corporate existence of Merger Sub shall cease and CYTO shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, the Surviving Corporation shall be a wholly-owned Subsidiary of CBLI.

Section 2.2.     Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (the date on which the Closing actually occurs, the “Closing Date”), by electronic transmission of documents, or such other date or place as may be mutually agreed upon in writing by the parties hereto.

Section 2.3.     Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as is specified in the Certificate of Merger duly filed with the Secretary of State of the State of Delaware (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 2.4.     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.5.     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of CYTO shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time reads, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.6. The bylaws of the Surviving Corporation shall, at the Effective Time and by virtue of the Merger, be amended to be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.6.

Section 2.6.     Directors and Officers of Surviving Corporation. From and after the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and executive officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.7.     Treatment of CYTO Capital Stock.

(a)     At the Effective Time, by virtue of the Merger and without any further action on the part of CBLI, Merger Sub, CYTO or any holder of shares thereof, subject, in each case, to Section 2.9.

(i)      each share of common stock, par value $0.001 per share, of CYTO (the “CYTO Common Stock”) outstanding immediately prior to the Effective Time, including all shares of CYTO Preferred Stock (other than the CYTO Series A-2 Preferred Stock) convertible into CYTO Common Stock effective as of immediately prior to the Closing (other than any Treasury Shares or Dissenting Shares) shall be canceled and converted into the right to receive a number of fully paid and non-assessable shares of common stock, par value $0.005 per share, of CBLI (the “CBLI Common Stock”) equal to the Fully Diluted Per Share Portion multiplied by the CYTO Common Merger Shares;

(ii)      each share of Series A-2 Preferred Stock, par value $0.001 per share, of CYTO (the “CYTO Series A-2 Preferred Stock”) outstanding immediately prior to the Effective Time (other than any Treasury Shares or Dissenting Shares) shall be canceled and converted into the right to receive the Preferred Per Share Portion multiplied by the Series A-2 Preferred Liquidation Amount; and

(iii)      each share of CYTO Capital Stock held in treasury or held or owned by CYTO immediately prior to the Effective Time (the “Treasury Shares”) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)     No fractional shares of CBLI Common Stock shall be issued in connection with the Merger, no dividends or distributions of CBLI shall relate to such fractional share interests, no Certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a CBLI Stockholder. Any CYTO Stockholder who would otherwise be entitled to receive a fraction of a share of CBLI Common Stock pursuant to the Merger (after taking into account all shares of CBLI Common Stock held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Certificate or Book-Entry Shares, be paid in cash in accordance with Section 2.9.

(c)     All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001), where applicable.

(d)     At the Effective Time, by virtue of the Merger and without any action on the part of CBLI, Merger Sub, CYTO or any holder of shares thereof, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)     Anything to the contrary herein notwithstanding, shares of CYTO Capital Stock that are outstanding immediately prior to the Effective Time and which are held by CYTO Stockholders who have exercised and perfected appraisal rights for such shares of CYTO Capital Stock in accordance with the DGCL, as applicable (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the CYTO Merger Shares described in Section 2.7(a) attributable to such Dissenting Shares. Such CYTO Stockholders shall be entitled to receive payment of the fair value of such shares of CYTO Capital Stock held by them in accordance with the DGCL, as applicable, unless and until such CYTO Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL, as applicable. All Dissenting Shares held by CYTO Stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of CYTO Capital Stock under the DGCL, as applicable (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the CYTO Merger Shares, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.10.

Section 2.8.     Calculation of CYTO Merger Shares.

(a)     At least five (5) Business Days, but no earlier than 10 Business Days, prior to the anticipated Closing Date, CBLI shall deliver to CYTO a schedule (the “CBLI Net Cash Schedule”) setting forth, in reasonable detail, CBLI’s good faith estimated calculation of CBLI Closing Net Cash as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Cash Determination Time”) and a calculation of the CBLI Valuation based thereon, prepared and certified by CBLI’s Chief Financial Officer. CBLI shall make available to CYTO, as reasonably requested by CYTO, the work papers and back-up materials used or useful in preparing the CBLI Net Cash Schedule and, if reasonably requested by CYTO, CBLI’s accountants and counsel at reasonable times and upon reasonable notice.

(b)     At least five (5) Business Days, but no earlier than 10 Business Days, prior to the anticipated Closing Date, CYTO shall deliver to CBLI a schedule (the “CYTO Net Cash Schedule”) setting forth, in reasonable detail, CYTO’s good faith estimated calculation of CYTO Closing Net Cash as of the Cash Determination Time and a calculation of the CYTO Valuation based thereon, prepared and certified by CYTO’s Chief Financial Officer. CYTO shall make available to CBLI, as reasonably requested by CBLI, the work papers and back-up materials used or useful in preparing the CYTO Net Cash Schedule and, if reasonably requested by CBLI, CYTO’s accountants and counsel at reasonable times and upon reasonable notice.

(c)     No later than three (3) Business Days after receiving the CBLI Net Cash Schedule from CBLI, CYTO shall have the right to dispute any part of the calculation of CBLI Closing Net Cash or the CBLI Valuation by delivering a written notice to that effect to CBLI (a “Dispute Notice”). Any Dispute Notice delivered with respect to the calculation of CBLI Closing Net Cash shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the CBLI Net Cash Schedule and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(d)     No later than three (3) Business Days after receiving the CYTO Net Cash Schedule from CYTO, CBLI shall have the right to dispute any part of the calculation of CYTO Closing Net Cash or the CYTO Valuation by delivering a Dispute Notice to CYTO. Any Dispute Notice with respect to the CYTO Net Cash Schedule shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the CYTO Net Cash Schedule and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(e)     If CYTO fails to deliver a Dispute Notice as provided in Section 2.8(c), then the calculation of CBLI Closing Net Cash as set forth in the CBLI Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the CBLI Closing Net Cash for purposes of this Agreement.

(f)     If CBLI fails to deliver a Dispute Notice as provided in Section 2.8(d), then the calculation of CYTO Closing Net Cash as set forth in the CYTO Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the CYTO Closing Net Cash for purposes of this Agreement.

(g)     If CYTO timely delivers a Dispute Notice to CBLI in accordance with Section 2.8(c), then Representatives of CYTO and CBLI shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of CBLI Closing Net Cash, which agreed upon amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the CBLI Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(h)     If CBLI timely delivers a Dispute Notice to CYTO in accordance with Section 2.8(d), then Representatives of CBLI and CYTO shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of CYTO Closing Net Cash, which agreed upon CYTO Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the CYTO Closing Net Cash for purposes of this Agreement.

(i)     If Representatives of CBLI and CYTO are unable to negotiate an agreed-upon determination of CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, as of the Cash Determination Time pursuant to Section 2.8(g) or Section 2.8(h) within three (3) Business Days after delivery of the applicable Dispute Notice (or such other period as CBLI and CYTO may mutually agree upon), then any remaining disagreements as to the calculation of CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, shall be referred to an independent auditor of recognized national standing jointly selected by CBLI and CYTO (the “Accounting Firm”). CYTO and CBLI shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the CBLI Net Cash Schedule or CYTO Net Cash Schedule, as applicable, and the applicable Dispute Notice, and CBLI and CYTO shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. CYTO and CBLI shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of CBLI and CYTO. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, made by the Accounting Firm shall be made in writing delivered to each of CBLI and CYTO, shall be final and binding on CBLI and CYTO and shall (absent fraud or manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(i). The fees and expenses of the Accounting Firm shall be allocated between CBLI and CYTO in the same proportion that the disputed amount of the CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable, that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the CBLI Closing Net Cash or CYTO Closing Net Cash, as applicable. If this Section 2.8(i) applies as to the determination of the CBLI Closing Net Cash or the CYTO Closing Net Cash, upon resolution of the matter in accordance with this Section 2.8(i), the Parties shall not be required to determine the CYTO Closing Net Cash or the CBLI Closing Net Cash again even though the Closing Date may occur later than the anticipated Closing Date, except that either CBLI or CYTO may request a redetermination of CBLI Closing Net Cash or CYTO Closing Net Cash if the Closing Date is more than 10 days after the delivery of the CYTO Net Cash Schedule or the CBLI Net Cash Schedule, respectively. The Parties acknowledge and agree that the CBLI Valuation and the CYTO Valuation are being used herein solely for the purposes of determining the number of CYTO Merger Shares and are not intended to be representative of the actual fair market valuation of either CYTO or CBLI and that neither the CBLI Valuation nor the CYTO Valuation shall be used for any purpose other than calculating the number of CYTO Merger Shares, including determining the value of any equity awards or any Party’s federal or state tax liability.

(j)     Prior to the Closing, the Parties shall certify in writing as to the aggregate number of CYTO Merger Shares based on the amounts set forth in the CBLI Net Cash Schedule and the CYTO Net Cash Schedule, as finally determined in accordance with this Section 2.8, and the portion of the CYTO Merger Shares comprising the CYTO Common Share Reserve, on the one hand, and the CYTO Series A-2 Share Reserve, on the other hand.

Section 2.9.     Closing of the CYTO Transfer Books. At the Effective Time (i) (A) each certificate formerly representing a share of CYTO Capital Stock (each a “Certificate”) and (B) each uncertificated share of CYTO Capital Stock (“Book-Entry Share”) shall cease to be outstanding and in either case shall represent only the right to receive shares of CBLI Common Stock (and cash in lieu of any fractional shares of CBLI Common Stock) as contemplated by Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10(f) and all holders of Certificates or Book-Entry Shares shall cease to have any rights as CYTO Stockholders; and (ii) the stock transfer books of CYTO shall be closed with respect to all shares of CYTO Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of CYTO Capital Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid Certificate is presented to the Exchange Agent, to the Surviving Corporation or to CBLI, such Certificate shall be cancelled and shall be exchanged as provided in this Article II.

Section 2.10.     Exchange of Certificates and Book-Entry Shares; Issuance of CYTO Merger Shares.

(a)     Before the Effective Time, CBLI shall appoint Continental Stock Transfer & Trust Company pursuant to an agreement to act as exchange agent in the Merger (the “Exchange Agent”) for the delivery of the CYTO Merger Shares pursuant to an exchange agent agreement reasonably acceptable to CYTO and CBLI.

(b)     At or prior to the Effective Time, CBLI shall cause to be deposited with the Exchange Agent, for the benefit of the CYTO Stockholders, for exchange in accordance with this Article II through the Exchange Agent, on behalf of itself, (i) the aggregate number of CYTO Merger Shares for delivery to the recipients entitled thereto, including (x) a portion of the CYTO Merger Shares equal to the Series A-2 Liquidation Cap, which shall be held in reserve and distributed in accordance with Section 2.10(e) (the “CYTO Series A-2 Share Reserve”) and (y) the remaining number of CYTO Merger Shares, which shall be held in reserve and distributed in accordance with Section 2.10(d) (the “CYTO Common Share Reserve”) and (ii) cash in an amount sufficient to make payments in lieu of fractional shares in accordance with Section 2.7(b) (the CYTO Merger Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, being referred to herein collectively as the “Exchange Fund”).

(c)     Promptly following the Closing, CBLI shall cause the Exchange Agent to mail to the record holders of Book Entry Shares and Certificates (i) a letter of transmittal in customary form and containing such provisions as CBLI and CYTO may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to shares of CYTO Common Stock shall pass only upon delivery of such Certificates to the Exchange Agent) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or cancelation of Book-Entry Shares, as applicable, in exchange for the shares of CBLI Common Stock, as provided in Section 2.7(a).

(d)     Subject to Section 2.10(e), upon delivery of a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent, CYTO or CBLI (including, in the case of any shares of CYTO Capital Stock represented by a Certificate, the surrender of each such Certificate to the Exchange Agent for exchange) (collectively, the “Exchange Documents”), (A) the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange a certificate or evidence of shares in book-entry form representing the number of whole shares of CBLI Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.7(a) (and cash in lieu of any fractional shares of CBLI Common Stock pursuant to Section 2.7(b)) and (B) such Certificate so surrendered (or in the case of any Book-Entry Share, such Book-Entry Share so submitted for exchange) shall immediately be canceled; provided, that the Exchange Agent shall initially be instructed to issue to any holder of Certificates or Book-Entry Shares formerly representing shares of CYTO Common Stock, in respect of each share of CYTO Common Stock represented by a Certificate or Book-Entry Share, only such number of shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by the CYTO Common Share Reserve.

(e)     Anything to the contrary herein notwithstanding, no CYTO Merger Shares shall be (x) issued in respect of any Certificate or Book-Entry Share formerly representing shares of CYTO Series A-2 Preferred Stock or (y) set aside in the CYTO Series A-2 Share Reserve, in each case, except in accordance with this Section 2.10(e). Promptly following the date that is 30 Trading Days following the Closing Date, CBLI shall determine the number of CYTO Merger Shares in the CYTO Series A-2 Share Reserve that comprise the CYTO Series A-2 Preferred Liquidation Amount (such number of shares, as determined in accordance with this Section 2.10(e), the “CYTO Preferred Merger Shares”). Upon the final determination of the number of CYTO Preferred Merger Shares in accordance with this Section 2.10(e), (A) (i) CBLI shall direct the Exchange Agent to issue to each holder of Certificates or Book-Entry Shares formerly representing shares of CYTO Series A-2 Preferred Stock who has delivered validly completed and duly executed Exchange Documents to the Exchange Agent a certificate or evidence of shares in book-entry form representing the number of whole shares of CBLI Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.7(a)(ii) (and cash in lieu of any fractional shares of CBLI Common Stock pursuant to Section 2.7(b)) and (ii) such Certificate so surrendered (or in the case of any Book-Entry Share, such Book-Entry Share so submitted for exchange) shall immediately be canceled and (B) CBLI shall direct the Exchange Agent to issue to each holder of Certificates or Book-Entry Shares formerly representing shares of CYTO Common Stock who has delivered validly completed and duly executed Exchange Documents to the Exchange Agent a certificate or evidence of shares in book-entry form representing a number of shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by the number of shares of CBLI Common Stock remaining in the CYTO Series A-2 Share Reserve, if any, after deducting from the CYTO Series A-2 Share Reserve the number of CYTO Preferred Merger Shares distributable in accordance with Section 2.10(e)(A) (such number of shares remaining in the CYTO Series A-2 Share Reserve, the “CYTO Common Share Residual”).

(f)     Until surrendered as contemplated by this Section 2.10(f), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of CBLI (and cash in lieu of any fractional shares of CBLI) as contemplated by this Article II and any distribution or dividend with respect to shares of CBLI, the record date for which is after the Effective Time. In the event of a transfer of ownership of shares of CYTO Capital Stock that is not registered in the transfer records of CYTO, a Certificate or evidence of shares in book-entry form representing the proper number of shares of CBLI Common Stock may be issued to a Person other than the Person in whose name such Certificate so surrendered or Book-Entry Share so submitted for exchange is registered if such Certificate or Book-Entry Share is properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances pays any transfer or other Taxes required by reason of the issuance of the shares of CBLI Common Stock to a Person other than the registered holder of such shares of CYTO Capital Stock or establishes to the satisfaction of CBLI that such Taxes have been paid or are not applicable. If any Certificate evidencing CYTO Common Stock shall have been lost, stolen or destroyed, CBLI may, in its discretion and as a condition precedent to the issuance of any Certificate or evidence of shares in book-entry form representing shares of CBLI Common Stock, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and indemnity agreement in customary form and/or to deliver a bond (in such sum as CBLI may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, CBLI or the Surviving Corporation with respect to such Certificate.

(g)     All shares of CBLI Common Stock to be issued and delivered to the Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and if a dividend or other distribution is declared by CBLI in respect of shares of CBLI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CBLI Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the shares of CBLI Common Stock with a record date after the Effective Time shall be paid to the holder of an unsurrendered Certificate or Book-Entry Share not submitted for exchange with respect to the shares of CBLI Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Certificate or submits such Book-Entry Share for exchange in accordance with this Section 2.10. All such dividends and other distributions shall be paid by CBLI to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or submission of such Book-Entry Share for exchange in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof, without interest, (A) within a reasonable time after the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of CBLI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CBLI Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender, to the extent not paid to such holder directly by CBLI.

(h)     Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date that is six (6) months after the Closing Date shall be delivered to CBLI upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore delivered validly completed and duly executed Exchange Documents to the Exchange Agent (in each case, other than with respect to Dissenting Shares), shall thereafter look only to CBLI for satisfaction of their claims for a portion of the CYTO Merger Shares, cash in lieu of fractional CYTO Merger Shares and any dividends or distributions with respect to CYTO Merger Shares, subject to applicable abandoned property law, escheat law or similar Law.

(i)     None of CBLI, Merger Sub or the Surviving Corporation or any of their respective Affiliates or Representatives shall be liable to any current or former CYTO Stockholder or to any other Person with respect to any shares of CBLI Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any shares of CBLI Common Stock or any dividends or other distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Body), any shares of CBLI Common Stock issuable upon the surrender of, or any dividends or other distributions in respect of, such Certificate shall, to the extent permitted by applicable Law, become the property of CBLI, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.11.     CYTO Restricted Stock Units Awards.

(a)     Each restricted stock unit issued by CYTO under its 2020 Equity Incentive Plan (“CYTO Restricted Stock Unit”) that is outstanding and vested immediately prior to the Effective Time will be settled as follows: (i) at the Effective Time, CBLI will issue to the holder of such vested CYTO Restricted Stock Unit a number of fully paid and non-assessable shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by CYTO Common Share Reserve, and (ii) promptly following the date that is thirty (30) Trading Days following the Closing Date, CBLI will issue to the holder of such vested CYTO Restricted Stock Unit a number of fully paid and non-assessable shares of CBLI Common Stock equal to the Fully Diluted Per Share Portion multiplied by the CYTO Common Share Residual. The total number of shares (including fractional shares) of CBLI Common Stock issuable in respect of each vested CYTO Restricted Stock Unit pursuant to the preceding sentence will be the “RSU Conversion Amount.” Notwithstanding the foregoing, any fractional share of CBLI Common Stock otherwise issuable pursuant to this paragraph will be settled in cash.

(b)     Each CYTO Restricted Stock Unit that is outstanding and unvested immediately prior to the Effective Time will be exchanged, upon the Effective Time, for a substitute restricted stock unit issued by CBLI in respect of a number of shares of CBLI Common Stock equal to the RSU Conversion Amount. The other terms of each such substitute restricted stock unit (including, without limitation, the vesting terms) will be substantially identical to the terms applicable to CYTO Restricted Stock Unit being replaced thereby.

(c)     Prior to the Closing, the CYTO Board shall take all action reasonably necessary in order to give effect to this Section 2.11.

Section 2.12.     Withholding. Each of CYTO, CBLI, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including shares of CBLI Common Stock deliverable) under this Agreement and any other agreement or arrangements entered into in connection therewith in accordance with the Code and any other applicable Law. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.

Section 2.13.     Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that CYTO changes the number of shares of CYTO Common Stock issued and outstanding prior to the Effective Time or CBLI changes the number of shares of CBLI Common Stock issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split and including, if applicable, the CBLI Forward Stock Split to the extent such split has not previously been taken into account in calculating the number of CYTO Merger Shares to be issued at the Closing)), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement shall be ratably adjusted to reflect such change.

Section 2.14.     Further Action. If, at any time after the Effective Time, any further action is determined by CBLI or CYTO to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and to vest CBLI with full right, title and possession of and to all shares of capital stock of the Surviving Corporation as a result of the Merger, CBLI and the Surviving Corporation shall take such action, and the officers and directors thereof shall be so further authorized. CBLI and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the CYTO Stockholders and issues Certificates or evidence of shares in book-entry form representing shares of CBLI Common Stock to such stockholders in accordance with Section 2.10.

Section 2.15.     Post-Merger Operations.

(a)     Until successors are duly elected or appointed and qualified in accordance with applicable Law, at the Closing, the parties hereto shall use commercially reasonable efforts and take all necessary action so that, following the Closing, (i) the CBLI Board shall be composed of four (4) Persons designated by CYTO prior to the Closing and three (3) Persons designated by CBLI prior to the Closing, each of whom shall serve until the earlier of the next annual meeting of stockholders held by CBLI or such Person’s death or resignation or removal from the CBLI Board and (ii) the officers of CBLI shall consist of such Persons as may be designated by CYTO prior to the Closing.

(b)     At the Closing, CBLI shall take all action necessary to cause the corporate name of CBLI as set forth in its Organizational Documents to be changed to “Cytocom, Inc.”

Article III
REPRESENTATIONS AND WARRANTIES OF CYTO

Except as otherwise disclosed in the confidential disclosure letter delivered by CYTO to CBLI concurrently with the execution and delivery of this Agreement (the “CYTO Disclosure Letter”), CYTO represents and warrants to CBLI as follows as of the date hereof and as of the Closing Date:

Section 3.1.     Organization and Corporate Power.

(a)     CYTO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of CYTO and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a CYTO Material Adverse Effect.

(b)     Each of CYTO and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute a CYTO Material Adverse Effect. True and complete copies of the Organizational Documents of CYTO and each of its Subsidiaries (the “CYTO Organizational Documents”), each as in effect as of the date hereof, have been heretofore Made Available to CBLI.

Section 3.2.     Authorization; Valid and Binding Agreement. CYTO has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party (the “CYTO Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the Merger and the Contemplated Transactions. The CYTO Board has unanimously (i) approved the execution, delivery and performance of this Agreement and each other CYTO Transaction Document, (ii) determined that the terms of this Agreement and each other CYTO Transaction Document, the Merger and the Contemplated Transactions are fair to, and in the best interests of, CYTO and the CYTO Stockholders, (iii) declared this Agreement and each other CYTO Transaction Document advisable and (iv) recommended that the CYTO Stockholders adopt this Agreement. The CYTO Stockholders have duly executed and delivered to the Secretary of CYTO the CYTO Stockholder Written Consent, in form and substance reasonably acceptable to CBLI, sufficient to obtain the Required CYTO Stockholder Approval and approve the Agreement, the Merger and the Contemplated Transactions under the DGCL and the CYTO Organizational Documents, and such CYTO Stockholder Written Consent has not been withdrawn, terminated, rescinded, amended or otherwise modified, in whole or in part. As of the date of this Agreement, such approvals, consents, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. No other corporate proceeding on the part of CYTO is necessary to authorize or adopt this Agreement and each other CYTO Transaction Document, or to consummate the Merger and the Contemplated Transactions (except for the filing of the appropriate Merger documents as required by applicable Law). As of the date of this Agreement, CYTO has duly executed and delivered this Agreement and each other CYTO Transaction Document that, by its terms, contemplates being executed and delivered as of the date of this Agreement and, as of the Closing, CYTO has duly executed and delivered each other CYTO Transaction Document that by, such document’s terms, contemplates being executed and delivered on or before Closing, and, assuming the due authorization, execution and delivery by CBLI and Merger Sub, this Agreement and each other CYTO Transaction Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.3.     Capital Stock. As of October 7, 2020 (the “Measurement Date”), the authorized capital stock of CYTO consists of 225,000,000 shares, comprising (i) 200,000,000 shares of CYTO Common Stock, of which 24,337,351.75 shares of CYTO Common Stock were issued and outstanding, and (ii) 25,000,000 shares of CYTO preferred stock, of which (a) 2,375,000 shares of CYTO Series A Preferred Stock were issued and outstanding, and (b) 1,005,000 shares of CYTO Series A-1 Preferred Stock were issued and outstanding. All of the outstanding shares of CYTO Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of CYTO Common Stock were issued in compliance with all applicable Laws. Except as referred to in this Section 3.3 or as set forth in Section 3.3 of the CYTO Disclosure Letter, CYTO does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by CYTO. Except as referred to in this Section 3.3 or as set forth in Section 3.3 of the CYTO Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of CYTO, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of CYTO, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require CYTO to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem, capital stock of CYTO, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to CYTO or (v) bonds, debentures, notes or other Indebtedness of CYTO having the right to vote on any matters on which CYTO Stockholders may vote.

Section 3.4.     Subsidiaries. Section 3.4 of the CYTO Disclosure Letter lists all of the Subsidiaries of CYTO, and for each Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of CYTO is an entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, except, in each case, as would not have a CYTO Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each of CYTO’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by CYTO, free and clear of all Liens (other than Permitted Liens). None of CYTO’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of CYTO’s Subsidiaries, or any obligations of any of CYTO’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities, or any other equity interest of any of CYTO’s Subsidiaries (any options, rights, capital stock, voting securities, convertible or exchangeable securities and other equity interests in or of any of CYTO’s Subsidiaries, collectively, “CYTO Subsidiary Securities”). There are no outstanding obligations of CYTO or its Subsidiaries to repurchase, redeem, or otherwise acquire any CYTO Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to CYTO Subsidiary Securities to which CYTO or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, CYTO does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 3.5.     No Breach. Except as set forth in Section 3.5 of the CYTO Disclosure Letter, and except with respect to clause (iii) of this Section 3.5, for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a CYTO Material Adverse Effect, the execution, delivery and performance of this Agreement and the other CYTO Transaction Documents by CYTO and the consummation of the Contemplated Transactions do not (i) conflict with or violate the CYTO Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law or Order to which CYTO, its Subsidiaries or any of its or their properties or assets is subject or (iii) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of CYTO pursuant to, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other Person pursuant to, the provisions of any CYTO Material Contract.

Section 3.6.     Consents and Approvals. Except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”), (ii) the filing of the Registration Statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), (iii) any filings required under state or foreign securities Laws, (iv) any filings required by NASDAQ Capital Market (“NASDAQ”), (v) the filing of the Certificate of Merger, (vi) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other Governmental Body that is concerned with or regulates the research, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (vii) any filings of appropriate documents with the relevant authorities of other states in which CYTO or any of its Subsidiaries is qualified to do business, in each case, which have or will be made and (viii) any filings the failure of which to make would not result in a CYTO Material Adverse Effect, CYTO is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval, permit or authorization of any Governmental Body is required to be obtained by CYTO in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole.

Section 3.7.     No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of CYTO as of the CYTO Balance Sheet Date (the “CYTO Balance Sheet”); (ii) for Liabilities incurred after the CYTO Balance Sheet Date in the ordinary course of business consistent with past practice (in each case, none of which results from, arises out of, relates to, is in nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) arising out of or in connection with this Agreement or the Contemplated Transactions or (iv) as set forth in Section 3.7 of the CYTO Disclosure Letter, CYTO, together with its Subsidiaries, does not have any Liabilities that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet prepared in accordance with GAAP (or disclosed in the notes to such balance sheet) as of the date hereof or as of the Closing Date. The audited financial statements of CYTO, including the balance sheet, the consolidated statements of operations and comprehensive income, the consolidated statements of stockholders’ equity, the consolidated statements of cash flows and the notes to such financial statement, as of, and for the two years ended on, December 31, 2019 (the “CYTO Financial Statements”) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to the CYTO Financial Statements) and fairly presents, in all material respects, the consolidated financial position of CYTO and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of CYTO and its consolidated Subsidiaries for the period covered thereby. The unaudited financial statements of CYTO, including the CYTO Balance Sheet, the consolidated statements of operations and comprehensive income, the consolidated statements of stockholders’ equity, the consolidated statements of cash flows and the notes to such financial statement, as of, and for the six (6) months ended on, June 30, 2020 and 2019 were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements) and fairly presents, in all material respects, the consolidated financial position of CYTO and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of CYTO and its consolidated Subsidiaries for the period covered thereby.

Section 3.8.     Absence of Certain Developments. From the CYTO Balance Sheet Date to the date hereof, there has not been any CYTO Material Adverse Effect. Except as set forth in Section 3.8 of the CYTO Disclosure Letter or in connection with the Contemplated Transactions, since the CYTO Balance Sheet Date, CYTO has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither CYTO nor any of its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b) if such covenants had been in effect as of the CYTO Balance Sheet Date.

Section 3.9.     Compliance with Laws.

(a)     CYTO and its Subsidiaries are, and have been since January 1, 2018, in compliance in all material respects with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations or Liabilities on CYTO or its Subsidiaries).

(b)     Since January 1, 2018, (i) neither CYTO nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges or relates to (A) any material violation or material noncompliance (or reflects that CYTO or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged violation or noncompliance) with any applicable Law, and to CYTO’s Knowledge, there is no such investigation or inquiry, pending as of the date hereof or (B) any fine, assessment or cease and desist or other Order, or the suspension, revocation or limitation or restriction of any CYTO Permit and (ii) neither CYTO nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)     Since January 1, 2018, CYTO and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith and except where the failure to make such filings or pay such fees and assessments would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole.

Section 3.10.     Title to Properties.

(a)     CYTO and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of CYTO and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a CYTO Material Adverse Effect. To CYTO’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be so maintained would not constitute a CYTO Material Adverse Effect.

(b)     CYTO does not own any real property. The leased real property described in Section 3.10(b) of the CYTO Disclosure Letter (the “CYTO Real Property”) constitutes all of the real property used, occupied or leased by CYTO or its Subsidiaries. Except as would not have a CYTO Material Adverse Effect, (i) the CYTO Real Property leases are in full force and effect, and CYTO holds a valid and existing leasehold interest in the CYTO Real Property under each such applicable lease, (ii) neither CYTO nor any of its Subsidiaries, to CYTO’s Knowledge, any other party to the applicable CYTO Real Property leases is in default under any of such leases and (iii) no event has occurred which, if not remedied, would result in a default by CYTO under the CYTO Real Property leases, and, to CYTO’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than CYTO or its applicable Subsidiary under the CYTO Real Property leases.

Section 3.11.     Tax Matters.

(a)     (i) CYTO and its Subsidiaries have timely filed (taking into account any applicable extensions) all federal and all other material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) CYTO and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) as of the date of this Agreement, any material Liability of CYTO or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings (all of which contested matters are set forth on Section 3.11(a) of the CYTO Disclosure Letter), has been provided for in the CYTO Balance Sheet in accordance with applicable accounting practices and procedures. The charges, accruals and reserves for Taxes with respect to CYTO and its Subsidiaries reflected on the CYTO Balance Sheet are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by CYTO and its Subsidiaries for all periods through the date of the CYTO Financial Statements, and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material amounts of Taxes payable by CYTO and its Subsidiaries for all periods through the Closing Date.

(b)     No claim has been made in writing by any Governmental Body in a jurisdiction where CYTO or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CYTO or any of its Subsidiaries. CYTO and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party. Neither CYTO nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(c)     No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to CYTO or any of its Subsidiaries. All assessments for material amounts of Taxes due from CYTO or any of its Subsidiaries with respect to completed and settled Actions have been timely paid in full.

(d)     (i) There is no outstanding request for any extension of time for CYTO or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of CYTO or any of its Subsidiaries, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that is currently in force.

(e)     Neither CYTO nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than, in each case, any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) (a “Tax Allocation Agreement”). Neither CYTO nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of CYTO and its Subsidiaries) or (ii) has Liability for the Taxes of any Person (other than CYTO or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)     Neither CYTO nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) (i) occurring since January 1, 2018 or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g)     Neither CYTO nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (iv) prepaid amount received prior to the Closing Date.

(h)     Other than as set forth on Section 3.11(h) of the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries has any Liability pursuant to Section 965(a) of the Code as in effect on the Closing Date.

(i)     Neither CYTO nor any of its Subsidiaries has agreed to, requested or is required to include in a period after Closing any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or otherwise.

(j)     To CYTO’s Knowledge, there are no facts, agreements, plans or other circumstances, and neither CYTO nor any of its Subsidiaries has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.12.     Material Contracts.

(a)     As of the date hereof and except as set forth in Section 3.12 of the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries is a party to or bound by any:

(i)     Contract (A) relating to the disposition or acquisition by CYTO or any of its Subsidiaries of any material assets or any equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) which contains any ongoing obligations (including sale of inventory, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) that are reasonably likely to result in Liabilities in excess of $500,000 after the date hereof or (B) pursuant to which CYTO or any of its Subsidiaries will acquire or dispose of any material ownership interest in any Person other than CYTO’s Subsidiaries;

(ii)     Contract establishing any joint venture, partnership, co-development, collaboration or similar arrangement;

(iii)     Contract (A) prohibiting or materially limiting the right of CYTO or its Subsidiaries (1) to compete in any line of business, (2) to conduct business with any Person or in any geographical area, or (3) to develop or commercialize compounds with respect to any therapeutic area, class of drugs or mechanism of action, (B) obligating CYTO or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any Product of CYTO or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(iv)     Contract or Contracts in respect of Indebtedness of $500,000 or more, individually or in the aggregate, other than (A) accounts receivables and payables in the ordinary course of business and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(v)     Contract (other than a CYTO Plan) between CYTO, on the one hand, and any Affiliate of CYTO (other than a wholly owned Subsidiary of CYTO), on the other hand;

(vi)     any employment or consulting agreement with any executive officer or employee of CYTO or any of its Subsidiaries earning an annual base salary of $100,000 or more, other than those that are terminable by CYTO or any such Subsidiary on no more than 60 days’ notice without Liability to CYTO and its Subsidiaries, taken as a whole;

(vii)     Contract containing a right of first refusal, right of first negotiation or right of first offer, or “most favored nation” or similar provisions, in favor of any Person other than CYTO or its Subsidiaries;

(viii)     any Contract that purports to limit in any material respect the right of CYTO or any of its Subsidiaries (or, at any time after the consummation of the Merger, CBLI or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(ix)     any Contract that contains any provision that requires the purchase of all or a material portion of CYTO’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to CYTO and its Subsidiaries, taken as a whole;

(x)     Contract under which CYTO or CYTO’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $250,000 during the current or a subsequent fiscal year;

(xi)     Contract (or group of Contracts) relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000, individually or in the aggregate, pursuant to its express terms and not cancelable without penalty;

(xii)     Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with any Governmental Body that has existing or contingent obligations; or Contract of CYTO or any of its Subsidiaries relating to the settlement of any Action that provides for any material existing or contingent obligations on the part of CYTO or any of its Subsidiaries;

(xiii)     Contract of CYTO or any of its Subsidiaries that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of CYTO or any of its Subsidiaries or otherwise prohibits, limits or restricts the pledging of capital stock of CYTO or any of its Subsidiaries or prohibits, limits or restricts the issuance of guarantees by CYTO or any of its Subsidiaries;

(xiv)     IP Contract;

(xv)     Contract with any payor, wholesaler, distributor, pharmacy, insurer or governmental payor;

(xvi)     any agreement (or group of related agreements) providing for the lease, use or purchase of any personal property obligating CYTO to make aggregate future payments in excess of $100,000 per year;

(xvii)     any agreement (or group of related agreements) for the purchase of raw materials, inventory, or finished goods under which the CYTO or any of its Subsidiaries expects to receive or pay more than the sum of $100,000 over the remaining term of such agreement;

(xviii)     master services or similar Contract with any Third Party manufacturer or supplier for the manufacture and/or supply of materials or products in the supply chain for Products (but excluding statements of work or similar documentation thereunder);

(xix)     Contract with a Governmental Body;

(xx)     Contract providing for any guaranty by CYTO or any of its Subsidiaries of third-party obligations;

(xxi)     Contract providing for the issuance or sale of any equity securities of CYTO or any of its Subsidiaries; or

(xxii)     Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xxii) of this Section 3.12, is referred to herein as a “CYTO Material Contract.”

(b)     CBLI has been given access to a true and correct copy of all written CYTO Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral CYTO Material Contract.

(c)     Except as would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole (i) none of CYTO or any of its Subsidiaries (A) is, or has received written notice that any other party to any CYTO Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any CYTO Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such CYTO Material Contract and (iii) each such CYTO Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, CYTO or any of its Subsidiaries, and, to the Knowledge of CYTO, each other party thereto. No party to any CYTO Material Contract has given any written notice of termination or cancellation of any CYTO Material Contract or that it intends to seek to terminate or cancel any CYTO Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.13.     Intellectual Property.

(a)     Section 3.13(a) of the CYTO Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, (iii) Copyrights and (iv) Internet domain names, in each case, that are owned by or licensed to CYTO or its Subsidiaries (other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis, for a total cost of less than $50,000) and that are the subject of a registration or a pending application for registration (collectively, “CYTO Registered Intellectual Property”) indicating, for each such item in (i), (ii), (iii) and (iv), as applicable and as of the date hereof, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.

(b)     All assignments to CYTO or its Subsidiaries of Patents constituting or purporting to constitute CYTO Owned Intellectual Property that are material to the business of CYTO and its Subsidiaries exist and have been properly executed and recorded. CYTO or one of its Subsidiaries (i) except as disclosed in Section 3.13(b) of the CYTO Disclosure Letter, (A) solely and exclusively own all right, title and interest in and to all CYTO Owned Intellectual Property and (B) to the Knowledge of CYTO, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all CYTO Exclusively Licensed Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted under the IP Contracts) and (ii) to the Knowledge of CYTO, without giving effect to 35 USC §271(e)(1) or any comparable Laws, possess legally sufficient and enforceable rights to use all other subsisting Intellectual Property used in connection with the conduct of CYTO’s and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.13(d) below. None of the CYTO Owned Intellectual Property or, to the Knowledge of CYTO, CYTO Exclusively Licensed Intellectual Property is subject to any pending or, to the Knowledge of CYTO, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of CYTO Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. CYTO Owned Intellectual Property and CYTO Exclusively Licensed Intellectual Property that is material to the business of CYTO and its Subsidiaries, taken as a whole (“CYTO Material Intellectual Property”) is each, as applicable, (A) subsisting and, to the Knowledge of CYTO, valid and enforceable and (B) not subject to any outstanding Order.

(c)     Except as disclosed in Section 3.13(c) of the CYTO Disclosure Letter, no Patent constituting CYTO Owned Intellectual Property or, to the Knowledge of CYTO, CYTO Exclusively Licensed Intellectual Property has been or is now involved in any reissue, reexamination, inter-partes review, interference, derivation, post-grant review, cancellation, or opposition proceeding.

(d)     To the Knowledge of CYTO and without giving effect to 35 US §271(e)(1) or any comparable Laws, neither the conduct of CYTO’s and its Subsidiaries’ businesses, nor the use of any Intellectual Property by CYTO or its Subsidiaries misappropriates, infringes on, or otherwise violates the subsisting Intellectual Property of any Person. Since January 1, 2018, neither CYTO nor any of its Subsidiaries has received any written notice of any pending Action with respect to any subsisting Intellectual Property of any Person. As of the date hereof, to the Knowledge of CYTO, there is no Action pending or, to the Knowledge of CYTO, threatened against CYTO or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation, or infringement of the subsisting Intellectual Property of any Person or that any of CYTO Owned Intellectual Property or CYTO Exclusively Licensed Intellectual Property is invalid or unenforceable.

(e)     To the Knowledge of CYTO and without giving effect to 35 US §271(e)(1) or any comparable Laws, no Person is misappropriating, infringing or violating any of CYTO Owned Intellectual Property or CYTO Exclusively Licensed Intellectual Property.

(f)     Section 3.13(f) of the CYTO Disclosure Letter sets forth, as of the date hereof, a complete and correct list of all IP Contracts material to the business of CYTO and its Subsidiaries, taken as a whole, to which CYTO or any of its Subsidiaries is a party.

(g)     To the Knowledge of CYTO, each current and former employee of CYTO or any of its Subsidiaries who works or worked in CYTO’s or such Subsidiary’s business and each current and former independent contractor and consultant of CYTO or any of its Subsidiaries who provides or provided services to CYTO’s or such Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a valid and binding written agreement expressly assigning to CYTO or any of its Subsidiaries all right, title, and interest in and to any inventions (whether or not patentable) and works of authorship, that were invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for CYTO or any of its Subsidiaries and that relate to CYTO’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CYTO or any of its Subsidiaries or that may be used with any such Products, and all Intellectual Property therein or related thereto. In addition, (i) to the Knowledge of CYTO, each current and former employee and each current and former independent contractor and consultant of CYTO or any of its Subsidiaries has executed, or is obligated to execute, a valid assignment for each Patent where such current or former employee of CYTO or such Subsidiary or current or former independent contractor or consultant is a named inventor, where said Patent relates to CYTO’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CYTO or any of its Subsidiaries or that may be used with any such Products and (ii) with respect to any Patent that is jointly owned by CYTO or any of its Subsidiaries and a Third Party, to CYTO’s Knowledge, such Third Party has obtained or is obliged to obtain a valid, written assignment from each of the inventors employed or contracted by such Third Party conveying all rights, title, and interest to such Third Party.

(h)     To the Knowledge of CYTO, each current and former employee of CYTO or any of its Subsidiaries who works or worked in CYTO’s or such Subsidiary’s business and each current and former independent contractor and consultant of CYTO or any of its Subsidiaries who provides or provided services to CYTO’s or such Subsidiary’s business, in each instance, is subject to a non-disclosure or other confidentiality agreement with respect to confidential information of CYTO.

(i)     CYTO has taken commercially reasonable steps to maintain, police and protect the CYTO Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CYTO Material Adverse Effect, all CYTO Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of CYTO, adequate for protection against unauthorized disclosure or use. To the Knowledge of CYTO, there has been no unauthorized disclosure of any such CYTO Material Intellectual Property.

(j)     Except as has been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, the IT Assets of CYTO operate (A) in all material respects in accordance with their documentation and functional specifications and (B) as required by CYTO to operate its business as presently conducted and (C) to the Knowledge of CYTO, have not materially malfunctioned or failed. CYTO has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. CYTO has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets. To the Knowledge of CYTO, CYTO and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the IT Assets and other software-enabled electronic devices that CYTO or any of its Subsidiaries own or lease or that it or they have otherwise provided to its or their employees, independent contractors and consultants for their use.

(k)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CYTO Material Adverse Effect, and without giving effect to 35 US §271(e)(1) or any comparable Laws, CYTO owns and possesses legally enforceable rights to use all subsisting Intellectual Property that is necessary for the conduct of the business of CYTO in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement, nor the performance of this Agreement by CYTO, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of CYTO in any of CYTO Owned Intellectual Property, CYTO Exclusively Licensed Intellectual Property or CYTO’s Material Non-Exclusive Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CYTO Material Adverse Effect.

(l)     Since January 1, 2018, neither CYTO nor its Subsidiaries have (i) taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the CYTO Material Intellectual Property, (ii) abandoned any right to file an application for Patent, Trademark, or Copyright, except where such abandonment would not reasonably be expected to have a CYTO Material Adverse Effect, and (iii) done any act, or omitted to do any act, whereby any of CYTO Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

Section 3.14.     Litigation. Except as set forth on Section 3.14 of the CYTO Disclosure Letter, there are no, and since January 1, 2018 there have not been, any Actions pending or, to CYTO’s Knowledge, threatened against CYTO or any of its Subsidiaries, at Law or in equity, or before or by any Governmental Body, and CYTO and its Subsidiaries are not subject to or in violation of any Order.

Section 3.15.     Insurance. Section 3.15 of the CYTO Disclosure Letter sets forth each insurance policy (including policies providing casualty, Liability, medical and works compensation coverage) to which CYTO or any Subsidiary is currently a party. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, (a) each insurance policy under which CYTO or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and CYTO and its Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policy, (b) neither CYTO nor any of its Subsidiaries is in material breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received with respect to any insurance policy and (d) to the Knowledge of CYTO, no event has occurred which, with or without notice or lapse of time or both, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.

Section 3.16.     Employee Benefit Plans.

(a)     Section 3.16(a) of the CYTO Disclosure Letter sets forth a true, complete and correct list of all CYTO Plans. Each CYTO Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and CYTO is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such CYTO Plan. Each CYTO Plan complies in form and in operation in all material respects with the terms of the applicable plan, the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other applicable Laws.

(b)     With respect to each material CYTO Plan, CYTO has Made Available to CBLI true and complete copies of the following (as applicable) prior to the date hereof: (i) the Plan document, including all amendments thereto or, with respect to any unwritten Plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the Plan; (v) a copy of all material correspondence with any Governmental Body relating to a CYTO Plan received or sent within the last three (3) years, (vi) a copy of the three (3) most recent Form 5500s (and attached schedules) filed with the IRS, if applicable, (vii) for a plan intending to comply with 401(k) the three (3) most recent discrimination testing results, and (viii) the most recent Internal Revenue Service determination or opinion letter.

(c)     With respect to each CYTO Plan, (i) all required contributions to, and premiums payable in respect of, such CYTO Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on the CYTO Financial Statements in accordance with GAAP, and (ii) there are no Actions pending or, to CYTO’s Knowledge, threatened, other than routine claims for benefits.

(d)     Except as set forth in Section 3.16(d) of the CYTO Disclosure Letter, none of CYTO, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time since January 1, 2015 sponsored or contributed to, or has or has had any Liability or obligation in respect of, a Plan that is or was at any relevant time (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the CYTO Plans obligates CYTO or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with CYTO or any of its Subsidiaries, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(e)     No event or transaction has occurred with respect to any CYTO Plan that is reasonably likely to subject CYTO or any of its Subsidiaries to an excise tax or penalty (civil or otherwise) under ERISA.

(f)     Except as otherwise contemplated by this Agreement and except as set forth in Section 3.16(f) of the CYTO Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor, consultant, manager or employee of CYTO or any of its Subsidiaries, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any CYTO Plan due to any current or former officer, director, independent contractor, consultant, manager or employee of CYTO or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any CYTO Plan due to any current or former officer, director, independent contractor, consultant, manager, or employee of CYTO or any of its Subsidiaries, (iv) require CYTO or its Subsidiaries to set aside any assets to fund any benefits under any CYTO Plan or result in the forgiveness in whole or in part of any outstanding loan made by CYTO to any Person, (v) limit the ability to amend or terminate any CYTO Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law). CYTO has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law).

(g)     With respect to any CYTO Plan for the benefit of service providers or dependents thereof who perform services or who are employed outside of the United States (a “CYTO Non-U.S. Plan”): (i) if required to have been approved by any non-U.S. Governmental Body (or permitted to have been approved to obtain any beneficial Tax or other status), such CYTO Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to CYTO’s Knowledge, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such CYTO Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of CYTO or any of its Subsidiaries by reason of such CYTO Non-U.S. Plan; and (iv) the assets of each CYTO Non-U.S. Plan that provide benefits under a defined benefit pension plan are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement.

(h)     CYTO and its Subsidiaries have not made any representation to any of its employees with respect to, nor does there exist any undertaking or commitment, whether legally binding or not, to create, any additional CYTO Plan or to change or modify any existing CYTO Plan, except as is required by applicable Law. No contractors, consultants, agents, or agency employees are eligible for or entitled to benefits under any CYTO Plan, and no promise or commitment has been made by CYTO or any of its Subsidiaries to any such Person with respect to coverage under any CYTO Plan.

Section 3.17.     Environmental Compliance and Conditions. Except for matters that would not have a CYTO Material Adverse Effect.

(a)     CYTO and its Subsidiaries are, and since January 1, 2018, have been, in compliance with all Environmental Laws;

(b)     CYTO or its Subsidiaries holds, and are and have been in compliance since January 1, 2018 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;

(c)     since January 1, 2018, neither CYTO nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or Third Party regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of CYTO no such Action has been threatened;

(d)     neither CYTO nor any of its Subsidiaries has disposed of (or arranged for the disposal of) or released any Hazardous Substance at any real property, including the CYTO Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)     to CYTO’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by CYTO or its Subsidiaries for which CYTO or its Subsidiaries has, or may have, Liability under Environmental Laws.

Section 3.18.     Employment and Labor Matters.

(a)     Neither CYTO nor any of its Subsidiaries is a party to or bound by any Contract, collective bargaining agreement, letter of understanding, letter of intention, side agreement, pre-hire agreement, voluntary recognition agreement, neutrality agreement, or other legally binding commitment with a labor union, trade association, works council, or other employee representative body with respect to any employees or contractors rendering services to CYTO or its Subsidiaries, there are no such agreements which pertain to employees of CYTO or any of its Subsidiaries in existence or in negotiation and no employees of CYTO or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Since January 1, 2018, there has been no actual, or to the Knowledge of CYTO, threatened organizing activity, labor campaign, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slow down, picketing, or other labor disputes against or affecting CYTO or its Subsidiaries. Neither CYTO nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, trade association, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.

(b)     (i) Except as set forth on Section 3.18(b) of the CYTO Disclosure Letter, since January 1, 2018 there are and have been no Actions or any disputes pending or, to CYTO’s Knowledge, threatened (A) between CYTO or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors or (B) by or before any Governmental Body affecting CYTO or any of its Subsidiaries concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of CYTO or its Subsidiaries has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Body) with respect to any employees of CYTO or its Subsidiaries. Section 3.18(b) of the CYTO Disclosure Letter sets forth a complete and accurate list of any material disputes or threatened (in writing) material disputes between CYTO or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors.

(c)      CYTO and its Subsidiaries are, and since January 1, 2018 have been, with respect to all current and former officers, directors, employees and independent contractors, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages, hours, benefits, human rights, immigration, discrimination, harassment, retaliation, workplace accommodations, affirmative action, family and medical leave, military leave, sick leave, paid leave, child labor, background checks, applications and hiring, pay equity, employment equity, workers’ compensation, unemployment compensation, employee privacy, record-keeping, safety and health, workplace posting, healthcare continuation coverage, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(d)     There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to CYTO within the six (6) months prior to the date of this Agreement.

(e)     As of the date hereof, no Key Employee or group of employees has given notice of termination of employment or, to CYTO’s Knowledge, otherwise disclosed plans to CYTO or any of its Subsidiaries to terminate employment with CYTO or any of its Subsidiaries within the next twelve (12) months.

(f)     No Key Employee of CYTO or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(g)     Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as whole, (i) CYTO and its Subsidiaries are not delinquent in payments or benefits to any current and former officers, directors, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, including any arrears of wages, salaries, commissions, bonuses, accrued and unused vacation, paid time off, sick leave, or other compensation for services performed by any current or former Employees, nor any Taxes or any penalty for failure to comply with the foregoing, (ii) no Key Employee of CYTO is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other obligation: (A) to CYTO or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by CYTO or (2) to the knowledge or use of Trade Secrets or proprietary information and (iii) no Key Employee of CYTO or any of its Subsidiaries has been the subject of any sexual harassment or other misconduct allegations or violations of the CYTO employee handbook (which was Made Available to CBLI prior to the date of this Agreement) during his or her tenure at CYTO.

(h)     Except as set forth in Section 3.18(h) of the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries has entered into any employment, independent contractor, consulting, agency Contract or other Contract or arrangement with any Person that cannot be terminated at will without penalty.

(i)     All obligations of CYTO and its Subsidiaries as of the Closing Date regarding accruals for: unpaid vacation pay; holiday pay; sick pay; paid time off; premiums, payments, and contributions for CYTO Plans; accrued wages; overtime; salaries; bonuses; commissions; benefits; and other compensation have been paid or discharged as of the Closing Date, or if unpaid, are accurately and completely reflected in the books and records of each of CYTO and its Subsidiaries.

(j)     Section 3.18(j) of the CYTO Disclosure Letter contains a complete and accurate list of the individuals who are full-time, part-time, temporary, seasonal, or casual employees. individuals or entities engaged on contract to provide services, and sales, or other agents or representatives of CYTO and its Subsidiaries as of the date of this Agreement (specifying, for each such Person (including each person on leave of absence) his or her: age; the length of hire; job title or classification; rate of salary or hourly pay; commission and bonus entitlements (if any); benefits; rate of vacation, sick and other paid leave accrued and current accruals; an indication of whether the Person is on a leave of absence and, if so, the expected return to work date; and service credited for purposes of vesting and eligibility to participate under any CYTO Plan or any other employee or director benefit plan.

Section 3.19.     FDA and Regulatory Matters.

(a)     Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole, CYTO and its Subsidiaries hold all Permits and have submitted notices to, all Governmental Bodies, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Body that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of CYTO’s Products (any such Governmental Body, a “CYTO Regulatory Agency”) necessary for the lawful operation of the businesses of CYTO or any of its Subsidiaries as currently conducted (the “CYTO Permits”), and as of the date hereof, all such CYTO Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CYTO Permit. CYTO and each of its Subsidiaries are in compliance in all material respects with the terms of all CYTO Permits, and no event has occurred that, to the Knowledge of CYTO, would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any CYTO Permit. Since January 1, 2018, neither CYTO nor any of its Subsidiaries has received written notice of any pending or threatened Action from the FDA or other CYTO Regulatory Agency alleging that any operation or activity of CYTO or any of its Subsidiaries is in material violation of any applicable Law.

(b)     Since January 1, 2018, all of CYTO’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other CYTO Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed and distributed by or on behalf of CYTO or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other CYTO Regulatory Agency. Since January 1, 2018, all applications, submissions, notifications, information and data utilized by CYTO or its Subsidiaries as the basis for, or submitted by or, to the Knowledge of CYTO, on behalf of CYTO or its Subsidiaries in connection with, any and all requests for CYTO Permits relating to CYTO or any of its Subsidiaries when submitted to the FDA or other CYTO Regulatory Agency, were true, complete and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other CYTO Regulatory Agency.

(c)     Neither CYTO, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other CYTO Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Except as set forth in the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries, nor any of their respective officers, employees, nor, to the Knowledge of CYTO, their contractors, suppliers or other entities or individuals performing research or work on behalf of CYTO or any of its Subsidiaries has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of CYTO, threatened against CYTO or any of its Subsidiaries, or any of their respective officers, or to the Knowledge of CYTO, their employees, contractors, suppliers or other entities or individuals performing research or work on behalf of CYTO or any of its Subsidiaries.

(d)     Since January 1, 2018, the manufacture of Products by or on behalf of CYTO and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the FDA’s current Good Manufacturing Practices. Since January 1, 2018, none of CYTO, any of its Subsidiaries, or, to the Knowledge of CYTO, any of their respective contract manufacturers for Products, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other CYTO Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or CYTO Permits with respect to any Product of CYTO or its Subsidiaries. Since January 1, 2018, no manufacturing site owned or operated by CYTO, its Subsidiaries, or, to the Knowledge of CYTO, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another CYTO Regulatory Agency. Except as set forth in the CYTO Disclosure Letter, to the Knowledge of CYTO, no event has occurred which would reasonably be expected to lead to any Action by any CYTO Regulatory Agency or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products or the manner in which the Products are manufactured, distributed or marketed.

(e)     Since January 1, 2018, all studies, tests and preclinical and clinical trials being conducted by CYTO or its Subsidiaries, or in which CYTO, its Subsidiaries or any Product or Product candidate has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2018, neither CYTO nor any of its Subsidiaries have received any written notices, correspondence or other communication from any institutional review board, the FDA or any other CYTO Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, CYTO or any of its Subsidiaries.

(f)     Except as set forth in the CYTO Disclosure Letter, neither CYTO nor any of its Subsidiaries have either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“CYTO Safety Notices”). Except as set forth in the CYTO Disclosure Letter, CYTO has no Knowledge of any facts which would cause (i) a CYTO Safety Notice with respect to any Product sold or intended to be sold by CYTO or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such Products; (iii) a termination or suspension of marketing or testing of any such Products; or (iv) the imposition of a postmarketing study or risk evaluation and mitigation strategy by the FDA or other CYTO Regulatory Agency.

(g)     Except as set forth in the CYTO Disclosure Letter, CYTO and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Action pending, received by or filed since January 1, 2018, or to the Knowledge of CYTO, threatened Action against CYTO or any of its Subsidiaries alleging any material violation by CYTO or its Subsidiary of any applicable Healthcare Laws.

(h)     Neither CYTO nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement Orders or similar agreements with or imposed by any Governmental Body.

(i)     Neither CYTO, its Subsidiaries nor any of their respective directors, officers, or employees, nor, to the Knowledge of CYTO, any of its agents or distributors or any other person while acting on behalf of CYTO or any of its Subsidiaries has, at any time since January 1, 2018, (i) violated or is in material violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in material violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in material violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) materially violated any anti-bribery or anti-corruption Law in any foreign jurisdiction, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment to the Knowledge of CYTO or (vii) violated or is in material violation of any other Laws regarding use of funds for political activity or commercial bribery.

(j)     Since January 1, 2018, CYTO has: (x) distributed Product samples in compliance in all material respects with applicable Healthcare Laws, and the provision of such samples has been appropriately documented in accordance with requirements of the Prescription Drug Marketing Act of 1987; and (y) filed complete and accurate reports, in all material respects, as required under the Physician Payment Sunshine Act and all applicable state transparency Laws, including Laws requiring certifications of compliance with the PhRMA Code and other compliance program certifications.

(k)     Except as disclosed in Section 3.19(k) of the CYTO Disclosure Letter, as of the date hereof, neither CYTO nor its Subsidiaries has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by FDA, U.S. Department of Health and Human Services-Office of Inspector General (“HHS-OIG”), private whistleblowers, Centers for Medicare & Medicaid (“CMS”), U.S. Department of Veterans Affairs (“VA”), VA Office of Inspector General (“VA OIG”), or U.S. Department of Justice (“DOJ”), or any other state or non-U.S. equivalent Governmental Bodies pursuant to the Healthcare Laws. CYTO has no Knowledge of any fact that would require CYTO to restate or resubmit to the government any data reported under the Medicaid Rebate Statute, Medicare Part B Drug Pricing requirements, 340B Program requirements, Veterans Health Care Act of 1992, or the Medicare Part D Coverage Gap Discount Program to comply with such Pricing Reporting Laws, or refund any monies owed due to a resubmission or restatement.

Section 3.20.     Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of CYTO or any of its Affiliates or Representatives.

Section 3.21. Opinion. Prior to the execution of this Agreement, the CYTO Board has received an opinion from CB Capital Partners, Inc. to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by the CYTO Stockholders provided for in the Merger is fair, from a financial point of view, to CYTO and the CYTO Stockholders and neither opinion has been withdrawn, revoked or modified. True and complete copies of such opinions shall be provided to CBLI promptly after the date hereof.

Section 3.21.     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE CYTO DISCLOSURE LETTER) AND IN ANY CERTIFICATE TO BE DELIVERED PURSUANT TO THIS AGREEMENT, CYTO MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND CYTO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH CBLI’S INVESTIGATION OF CYTO, CBLI HAS RECEIVED FROM OR ON BEHALF OF CYTO CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF CYTO AND CERTAIN BUSINESS PLAN INFORMATION OF CYTO. CYTO MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS). NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHTS OR OBLIGATIONS IN RESPECT OF A CLAIM FOR FRAUD.

Article IV
REPRESENTATIONS AND WARRANTIES OF CBLI AND MERGER SUB

Except as otherwise disclosed in (a) CBLI SEC Documents filed at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature, other than to the extent of any historical information included therein) or (b) the confidential disclosure letter delivered by CBLI to CYTO concurrently with the execution and delivery of this Agreement (the “CBLI Disclosure Letter”), CBLI and Merger Sub represent and warrant to CYTO as follows as of the date hereof and as of the Closing Date:

Section 4.1.     Organization and Corporate Power.

(a)     CBLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of CBLI and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a CBLI Material Adverse Effect.

(b)     Each of CBLI and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute a CBLI Material Adverse Effect. True and complete copies of the Organizational Documents of CBLI and each of its Subsidiaries (the “CBLI Organizational Documents”), each as in effect as of the date hereof, have been heretofore Made Available to CYTO.

Section 4.2.     Authorization; Valid and Binding Agreement. CBLI and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party (the “CBLI Transaction Documents”), to perform their respective obligations hereunder and thereunder and to consummate the Merger and the Contemplated Transactions, subject, in the case of the Merger, to the receipt of the affirmative vote of a majority of the shares of CBLI Common Stock cast at the CBLI Stockholders’ Meeting in favor of the issuance of shares of CBLI Common Stock in connection with the Merger and, if applicable, in favor of an amendment to CBLI’s certificate of incorporation to effect the CBLI Forward Stock Split (the “CBLI Stockholder Approval”). The CBLI Board has unanimously (i) approved the execution, delivery and performance of this Agreement, and each other CBLI Transaction Document to which it is party, (ii) determined that the terms of this Agreement, and each other CBLI Transaction Document, the Merger and the Contemplated Transactions are fair to, and in the best interests of, CBLI and the CBLI Stockholders, (iii) declared this Agreement and each other CBLI Transaction Document to which it is party advisable and (iv) resolved to recommend that the CBLI Stockholders approve the issuance of shares in connection with the Merger and the Contemplated Transactions. The Merger Sub Board has unanimously (i) approved the execution, delivery and performance of this Agreement, and each other CBLI Transaction Document to which it is a party, (ii) determined that the terms of this Agreement, and each other CBLI Transaction Document to which it is a party, the Merger and the Contemplated Transactions are fair to, and in the best interests of, Merger Sub and CBLI (as Merger Sub’s sole stockholder) and (iii) declared this Agreement and each other CBLI Transaction Document advisable and (iv) resolved to recommend that the CBLI (as Merger Sub’s sole stockholder) approve the Merger and the Contemplated Transactions. The CBLI Board has directed that CBLI submit the issuance of the shares of CBLI Common Stock in connection with the Merger and the Contemplated Transactions to a vote at the CBLI Stockholders’ Meeting as promptly as practicable following the date hereof. As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. Except for the CBLI Stockholder Approval, no other corporate proceeding, on the part of CBLI or Merger Sub is necessary to authorize or adopt this Agreement and each other CBLI Transaction Document or to consummate the Merger and the Contemplated Transactions (except for the filing of the appropriate Merger documents as required by applicable Law). As of the date of this Agreement, each of CBLI and Merger Sub has duly executed and delivered this Agreement and each other CBLI Transaction Document that, by its terms, contemplates being executed and delivered as of the date of this Agreement and, as of the Closing, each of CBLI and Merger Sub has duly executed and delivered each other CBLI Transaction Document that, by such document’s terms, contemplates being executed and delivered on or before the Closing, and, assuming the due authorization, execution and delivery by CYTO, this Agreement and each other such CBLI Transaction Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3.     Capital Stock.

(a)     The authorized capital stock of CBLI consists of 26,000,000 shares of capital stock, consisting of 25,000,000 shares of CBLI Common Stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, $0.005 par value per share, of which, as of the Measurement Date, there were 13,016,387 shares of CBLI Common Stock and no shares of preferred stock issued and outstanding.

(b)     Section 4.3(b) of the CBLI Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding warrants to acquire shares of CBLI Common Stock (“CBLI Warrants”), outstanding options to acquire shares of CBLI Common Stock (“CBLI Options”), and the number of shares of CBLI Common Stock reserved for issuance pursuant to CBLI’s 2013 Employee Stock Purchase Plan, as amended (the “CBLI ESPP”), including, with respect to each award of CBLI Warrants or CBLI Options, (i) the number of shares of CBLI Common Stock subject thereto (which number represents, for outstanding awards subject to performance-based vesting, the “maximum” levels), (ii) the holder thereof (redacted names acceptable), (iii) the date of grant, (iv) the exercise price (if any), (v) the vesting schedule and/or other vesting provisions, including any accelerated vesting conditions and (vi) with respect to each CBLI Option, whether such CBLI Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code; and, as of the Measurement Date, there are no other CBLI Equity Awards outstanding and CBLI has granted no other such awards since the Measurement Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement.

(c)     All of the outstanding shares of CBLI Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of CBLI Common Stock were issued in compliance with all applicable Laws. Except as referred to in this Section 4.3 or as set forth in Section 4.3(c) of the CBLI Disclosure Letter, CBLI does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by CBLI. Except as referred to in this Section 4.3 or as set forth in Section 4.3(c) of the CBLI Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of CBLI, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of CBLI, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require CBLI to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem capital stock of CBLI, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to CBLI or (v) bonds, debentures, notes or other Indebtedness of CBLI having the right to vote on any matters on which CBLI Stockholders may vote.

(d)     All of the outstanding CBLI Warrants, CBLI Options and rights to acquire shares of CBLI Common Stock under the CBLI ESPP (the “CBLI ESPP Purchase Rights”) have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable CBLI Equity Plans or CBLI ESPP and applicable Laws.

Section 4.4.     Subsidiaries. Section 4.4 of the CBLI Disclosure Letter lists all of the Subsidiaries of CBLI, and for each Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of CBLI is an entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, except, in each case, as would not have a CBLI Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each of CBLI’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by CBLI, free and clear of all Liens (other than Permitted Liens). None of CBLI’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of CBLI’s Subsidiaries, or any obligations of any of CBLI’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities, or any other equity interests of any of CBLI’s Subsidiaries (any options, rights, capital stock, voting securities, convertible or exchangeable securities and any other equity interests in or of any of CBLI’s Subsidiaries, collectively, “CBLI Subsidiary Securities”). There are no outstanding obligations of CBLI or its Subsidiaries to repurchase, redeem, or otherwise acquire any CBLI Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to CBLI Subsidiary Securities to which CBLI or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, CBLI does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 4.5.     No Breach. Except as set forth in Section 4.5 of the CBLI Disclosure Letter, and except with respect to clause (iii) of this Section 4.5, for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a CBLI Material Adverse Effect, the execution, delivery and performance of this Agreement and the other CBLI Transaction Documents by CBLI and, subject to obtaining the CBLI Stockholder Approval, the consummation of the Contemplated Transactions do not (i) conflict with or violate the CBLI Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law or Order to which CBLI, its Subsidiaries or any of its or their properties or assets is subject or (iii) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of CBLI pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other Person pursuant to, the provisions of any CBLI Material Contract.

Section 4.6.     Consents and Approvals. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under state or foreign securities Laws, (iv) any filings required by NASDAQ, (v) the filing of the Certificate of Merger, (vi) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other Governmental Body that is concerned with or regulates the research, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (vii) any filings of appropriate documents with the relevant authorities of other states in which CBLI or any of its Subsidiaries is qualified to do business, in each case, which have or will be made and (viii) any filings the failure of which to make would not result in a CBLI Material Adverse Effect, CBLI is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval, permit or authorization of any Governmental Body is required to be obtained by CBLI in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole.

Section 4.7.     SEC Reports; Disclosure Controls and Procedures.

(a)     CBLI has filed or furnished all reports and other documents with the SEC required to be filed or furnished by CBLI since December 31, 2018 (such reports or documents, the “CBLI SEC Documents”). No Subsidiary of CBLI is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. Except as set forth in Section 4.7 of the CBLI Disclosure Letter, as of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing), (i) each of the CBLI SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the CBLI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)     The financial statements (including related notes, if any) contained in the CBLI SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly presented in all material respects the consolidated financial position of CBLI and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of CBLI and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c)     CBLI has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. CBLI (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) designed to provide reasonable assurance that all information required to be disclosed by CBLI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CBLI’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to CBLI’s auditors and the audit committee of the CBLI Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect CBLI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CBLI’s internal control over financial reporting. Since December 31, 2018, any material change in internal control over financial reporting required to be disclosed in any CBLI SEC Document has been so disclosed.

(d)     Since December 31, 2018, neither CBLI nor any of its Subsidiaries nor, to the Knowledge of CBLI, any director, officer, employee, auditor, accountant or Representative of CBLI or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CBLI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBLI or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)     As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any CBLI SEC Documents and none of the CBLI SEC Documents is the subject of ongoing SEC review. There are no SEC inquiries or investigations pending or, to the Knowledge of CBLI, threatened, in each case regarding any accounting practices of CBLI.

(f)     CBLI is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among CBLI, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CBLI in CBLI’s published financial statements or other CBLI SEC Documents.

Section 4.8.     No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the audited consolidated balance sheet of CBLI as of the CBLI Balance Sheet Date that is included in the CBLI SEC Documents (the “CBLI Balance Sheet”); (ii) for Liabilities incurred after the date thereof in the ordinary course of business consistent with past practice (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) arising out of or in connection with this Agreement or the Contemplated Transactions, or (iv) as set forth in Section 4.8 of the CBLI Disclosure Letter, CBLI, together with its Subsidiaries, does not have any Liabilities that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet prepared in accordance with GAAP (or disclosed in the notes to such balance sheet) as of the date hereof or as of the Closing Date.

Section 4.9.     Absence of Certain Developments. From the CBLI Balance Sheet Date to the date hereof, there has not been any CBLI Material Adverse Effect. Except as set forth in Section 4.9 of the CBLI Disclosure Letter or in connection with the Contemplated Transactions, since the CBLI Balance Sheet Date, CBLI has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither CBLI nor any of its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.2(b) if such covenants had been in effect as of the CBLI Balance Sheet Date.

Section 4.10.     Compliance with Laws.

(a)     CBLI and its Subsidiaries are, and have been since January 1, 2018, in compliance in all material respects with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations or Liabilities on CBLI or its Subsidiaries.

(b)     Since January 1, 2018, (i) neither CBLI nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges or relates to (A) any material violation or material noncompliance (or reflects that CBLI or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged violation or noncompliance) with any applicable Law, and to CBLI’s Knowledge there is no such investigation or inquiry, pending as of the date hereof or (B) any fine, assessment or cease and desist or other Order, or the suspension, revocation or limitation or restriction of any CBLI Permit and (ii) neither CBLI nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)     Since January 1, 2018, except as set forth in Section 4.10(c) of the CBLI Disclosure Letter, CBLI and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or pay such fees and assessments would not have a material impact on CBLI.

Section 4.11.     Title to Properties.

(a)     CBLI and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of CBLI and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a CBLI Material Adverse Effect. To CBLI’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be so maintained would not constitute a CBLI Material Adverse Effect.

(b)     CBLI does not own any real property. The leased real property described in Section 4.11(b) of the CBLI Disclosure Letter (the “CBLI Real Property”) constitutes all of the real property used, occupied or leased by CBLI or its Subsidiaries. Except as would not have a CBLI Material Adverse Effect, (i) the CBLI Real Property leases are in full force and effect, and CBLI holds a valid and existing leasehold interest in the CBLI Real Property under each such applicable lease, (ii) neither CBLI nor any of its Subsidiaries, to CBLI’s Knowledge, any other party to the applicable CBLI Real Property leases is in default under any of such leases and (iii) no event has occurred which, if not remedied, would result in a default by CBLI under the CBLI Real Property leases, and, to CBLI’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than CBLI or its applicable Subsidiary under the CBLI Real Property leases.

Section 4.12.     Tax Matters.

(a)     (i) CBLI and its Subsidiaries have timely filed (taking into account any applicable extensions) all federal and all other material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) CBLI and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) as of the date of this Agreement, any material Liability of CBLI or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings (all of which contested matters are set forth on Section 4.12(a) of the CBLI Disclosure Letter), has been provided for in the CBLI Balance Sheet in accordance with applicable accounting practices and procedures. The charges, accruals and reserves for Taxes with respect to CBLI and its Subsidiaries reflected on the CBLI Balance Sheet are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by CBLI and its Subsidiaries for all periods through the date of such financial statements, and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material amounts of Taxes payable by CBLI and its Subsidiaries for all periods through the Closing Date.

(b)     No claim has been made in writing by any Governmental Body in a jurisdiction where CBLI or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CBLI or any of its Subsidiaries. CBLI and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party. Neither CBLI nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(c)     No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to CBLI or any of its Subsidiaries. All assessments for material amounts of Taxes due from CBLI or any of its Subsidiaries with respect to completed and settled Actions have been timely paid in full.

(d)     (i) There is no outstanding request for any extension of time for CBLI or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of CBLI or any of its Subsidiaries, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that is currently in force.

(e)     Neither CBLI nor any of its Subsidiaries is a party to or bound by any Tax Allocation Agreements. Neither CBLI nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of CBLI and its Subsidiaries) or (ii) has Liability for the Taxes of any Person (other than CBLI or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)     Neither CBLI nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) (i) occurring since January 1, 2018 or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g)     Neither CBLI nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (iv) prepaid amount received prior to the Closing Date.

(h)     Other than as set forth on Section 4.12(h) of the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries has any Liability pursuant to Section 965(a) of the Code as in effect on the Closing Date.

(i)     Neither CBLI nor any of its Subsidiaries has agreed to, requested or is required to include any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) in a period after Closing by reason of a change in accounting method or otherwise.

(j)     To CBLI’s Knowledge, there are no facts, agreements, plans or other circumstances, and neither CBLI nor any of its Subsidiaries has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13.     Material Contracts.

(a)     As of the date hereof and except as set forth in Section 4.13 of the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries is a party to or bound by any:

(i)     “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to CBLI or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with CBLI’s Annual Report on Form 10-K for the year ended December 31, 2019, or any CBLI SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)     Contract (A) relating to the disposition or acquisition by CBLI or any of its Subsidiaries of any material assets or any equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) which contains any ongoing obligations (including sale of inventory, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) that are reasonably likely to result in Liabilities in excess of $500,000 after the date hereof or (B) pursuant to which CBLI or any of its Subsidiaries will acquire or dispose of any material ownership interest in any Person other than CBLI’s Subsidiaries;

(iii)     Contract establishing any joint ventures, partnerships, co-development, collaboration or similar arrangement;

(iv)     Contract (A) prohibiting or materially limiting the right of CBLI or its Subsidiaries (1) to compete in any line of business, (2) to conduct business with any Person or in any geographical area, or (3) to develop or commercialize compounds with respect to any therapeutic area, class of drugs or mechanism of action, (B) obligating CBLI or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any Product of CBLI or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(v)     Contract or Contracts in respect of Indebtedness of $500,000 or more, individually or in the aggregate, other than (A) accounts receivables and payables in the ordinary course of business and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vi)     Contract (other than a CBLI Plan) between CBLI, on the one hand, and any Affiliate of CBLI (other than a wholly-owned Subsidiary of CBLI), on the other hand;

(vii)     any employment or consulting agreement with any executive officer or employee of CBLI or any of its Subsidiaries earning an annual base salary of $100,000 or more other than those that are terminable by CBLI or any such Subsidiary on no more than 60 days’ notice without Liability to CBLI and its Subsidiaries, taken as a whole;

(viii)     Contract containing a right of first refusal, right of first negotiation or right of first offer, or “most favored nation” or similar provisions, in favor of any Person other than CBLI or its Subsidiaries;

(ix)     any Contract that purports to limit in any material respect the right of CBLI or any of its Subsidiaries (or, at any time after the consummation of the Merger, CYTO or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(x)     any Contract that contains any provision that requires the purchase of all or a material portion of CBLI’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to CBLI and its Subsidiaries, taken as a whole;

(xi)     Contract under which CBLI or CBLI’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $250,000 during the current or a subsequent fiscal year;

(xii)     Contract (or group of Contracts) relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000, individually or in the aggregate pursuant to its express terms and not cancelable without penalty;

(xiii)     Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with any Governmental Body that has existing or contingent obligations; or Contract of CBLI or any of its Subsidiaries relating to the settlement of any Action that provides for any material existing or contingent obligations on the part of CBLI or any of its Subsidiaries;

(xiv)     Contract of CBLI or any of its Subsidiaries that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of CBLI or any of its Subsidiaries or otherwise prohibits, limits or restricts the pledging of capital stock of CBLI or any of its Subsidiaries or prohibits, limits or restricts the issuance of guarantees by CBLI or any of its Subsidiaries;

(xv)     IP Contract;

(xvi)     Contract with any payor, wholesaler, distributor, pharmacy, insurer or governmental payor;

(xvii)     any agreement (or group of related agreements) providing for the lease, use or purchase of any personal property obligating CBLI to make aggregate future payments in excess of $100,000 per year;

(xviii)     any agreement (or group of related agreements) for the purchase of raw materials, inventory or furnished goods under which CBLI or any of its Subsidiaries expects to receive or pay more than the sum of $100,000 over the remaining term of such agreement;

(xix)     master services or similar Contract with any Third Party manufacturer or supplier for the manufacture and/or supply of materials or products in the supply chain for Products (but excluding statements of work or similar documentation thereunder);

(xx)     Contract with a Governmental Body;

(xxi)     Contract providing for any guaranty by CBLI or any of its Subsidiaries of third-party obligations;

(xxii)     Contract providing for the issuance or sale of any equity securities of CYTO or any of its Subsidiaries; or

(xxiii)     Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xxiii) of this Section 4.13 or excluded therefrom due to the exception of being filed as an exhibit to the CBLI SEC Documents, together with each CBLI Real Property lease listed in Section 4.11(b) of the CBLI Disclosure Letter, is referred to herein as an “CBLI Material Contract.”

(b)     CYTO has been given access to a true and correct copy of all written CBLI Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral CBLI Material Contract.

(c)     Except as would not be materially adverse, individually or in the aggregate, to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole (i) none of CBLI or any of its Subsidiaries (A) is, or has received written notice that any other party to any CBLI Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any CBLI Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such CBLI Material Contract and (iii) each such CBLI Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, CBLI or its Subsidiary, and, to the Knowledge of CBLI, each other party thereto. No party to any CBLI Material Contract has given any written notice of termination or cancellation of any CBLI Material Contract or that it intends to seek to terminate or cancel any CBLI Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 4.14.     Intellectual Property.

(a)     Section 4.14(a) of the CBLI Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, (iii) Copyrights and (iv) Internet domain names, in each case, that are owned by or licensed to CBLI or its Subsidiaries (other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis, for a total cost of less than $50,000) and that are the subject of a registration or a pending application for registration (collectively, “CBLI Registered Intellectual Property”), indicating, for each such item in (i), (ii), (iii) and (iv), as applicable and as of the date hereof, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.

(b)     All assignments to CBLI or its Subsidiaries of Patents constituting or purporting to constitute CBLI Owned Intellectual Property that are material to the business of CBLI and its Subsidiaries exist and have been properly executed and recorded. CBLI or one of its Subsidiaries (i) except as disclosed in Section 4.14(b) of the CBLI Disclosure Letter, (A) solely and exclusively own all right, title and interest in and to all of CBLI Owned Intellectual Property and (B) to the Knowledge of CBLI, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all CBLI Exclusively Licensed Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted under the IP Contracts) and (ii) to the Knowledge of CBLI, without giving effect to 35 USC §271(e)(1) or any comparable Laws, possess legally sufficient and enforceable rights to use all other subsisting Intellectual Property used in connection with the conduct of CBLI’s and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.14(d) below. None of the CBLI Owned Intellectual Property or, to the Knowledge of CBLI, CBLI Exclusively Licensed Intellectual Property is subject to any pending or, to the Knowledge of CBLI, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of CBLI Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. CBLI Owned Intellectual Property and CBLI Exclusively Licensed Intellectual Property that is material to the business of CBLI and its Subsidiaries, taken as a whole (the “CBLI Material Intellectual Property”) is each, as applicable, (A) subsisting and, to the Knowledge of CBLI, valid and enforceable, and (B) not subject to any outstanding Order.

(c)     Except as disclosed in Section 4.14(c) of the CBLI Disclosure Letter, no Patent constituting CBLI Owned Intellectual Property or, to the Knowledge of CBLI, CBLI Exclusively Licensed Intellectual Property, has been or is now involved in any reissue, reexamination, inter-partes review, interference, derivation, post-grant review, cancellation, or opposition proceeding.

(d)     To the Knowledge of CBLI and without giving effect to 35 US §271(e)(1) or any comparable Laws, neither the conduct of CBLI’s and its Subsidiaries’ businesses, nor the use of any Intellectual Property by CBLI or its Subsidiaries misappropriates, infringes on, or otherwise violates the subsisting Intellectual Property of any Person. Since January 1, 2018, neither CBLI nor any of its Subsidiaries has received any written notice of any pending Action with respect to any subsisting Intellectual Property of any Person. As of the date hereof, to the Knowledge of CBLI, there is no Action pending or, to the Knowledge of CBLI, threatened against CBLI or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation, or infringement of the subsisting Intellectual Property of any Person or that any of CBLI Owned Intellectual Property or CBLI Exclusively Licensed Intellectual Property is invalid or unenforceable.

(e)     To the Knowledge of CBLI and without giving effect to 35 US §271(e)(1) or any comparable Laws, no Person is misappropriating, infringing or violating any of CBLI Owned Intellectual Property or CBLI Exclusively Licensed Intellectual Property.

(f)     Section 4.14(f) of the CBLI Disclosure Letter sets forth, as of the date hereof, a complete and correct list of all IP Contracts material to the business of CBLI and its Subsidiaries, taken as a whole, to which CBLI or any of its Subsidiaries is a party.

(g)     To the Knowledge of CBLI, each current and former employee of CBLI or any of its Subsidiaries who works or worked in CBLI’s or such Subsidiary’s business and each current and former independent contractor and consultant of CBLI or any of its Subsidiaries who provides or provided services to CBLI’s or such Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a valid and binding written agreement expressly assigning to CBLI or any of its Subsidiaries all right, title, and interest in and to any inventions (whether or not patentable) and works of authorship, that were invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for CBLI or any of its Subsidiaries and that relate to CBLI’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CBLI or any of its Subsidiaries or that may be used with any such Products, and all Intellectual Property therein or related thereto. In addition, (i) to the Knowledge of CBLI, each current and former employee and each current and former independent contractor and consultant of CBLI or any of its Subsidiaries has executed, or is obligated to execute, a valid assignment for each Patent where such current or former employee of CBLI or such Subsidiary or current or former independent contractor or consultant is a named inventor, where said Patent relates to CBLI’s or such Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by CBLI or any of its Subsidiaries or that may be used with any such Products and (ii) with respect to any Patent that is jointly owned by CBLI or any of its Subsidiaries and a Third Party, to CBLI’s Knowledge, such Third Party has obtained or is obliged to obtain a valid, written assignment from each of the inventors employed or contracted by such Third Party conveying all rights, title, and interest to such Third Party.

(h)     To the Knowledge of CBLI, each current and former employee of CBLI or any of its Subsidiaries who works or worked in CBLI’s or such Subsidiary’s business and each current and former independent contractor and consultant of CBLI or any of its Subsidiaries who provides or provided services to CBLI’s or such Subsidiary’s business, in each instance, is subject to a non-disclosure or other confidentiality agreement with respect to confidential information of CBLI.

(i)     CBLI has taken commercially reasonable steps to maintain, police and protect CBLI Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CBLI Material Adverse Effect, all CBLI Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of CBLI, adequate for protection against unauthorized disclosure or use. To the Knowledge of CBLI, there has been no unauthorized disclosure of any such CBLI Material Intellectual Property.

(j)     Except as has been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole, the IT Assets of CBLI operate (A) in all material respects in accordance with their documentation and functional specifications and (B) as required by CBLI to operate its business as presently conducted and (C) to the Knowledge of CBLI, have not materially malfunctioned or failed. CBLI has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. CBLI has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets. To the Knowledge of CBLI, CBLI and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the IT Assets and other software-enabled electronic devices that CBLI or any of its Subsidiaries own or lease or that it or they have otherwise provided to its or their employees, independent contractors and consultants for their use.

(k)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CBLI Material Adverse Effect, and without giving effect to 35 US §271(e)(1) or any comparable Laws, CBLI owns and possesses legally enforceable rights to use) all subsisting Intellectual Property that is necessary for the conduct of the business of CBLI in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement, nor the performance of this Agreement by CBLI, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of CBLI in any of CBLI Owned Intellectual Property, CBLI’s Exclusively Licensed Intellectual Property or CBLI’s Material Non-Exclusive Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CBLI Material Adverse Effect.

(l)     Since January 1, 2018, neither CBLI nor its Subsidiaries have (i) taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the CBLI Material Intellectual Property, (ii) abandoned any right to file an application for Patent, Trademark, or Copyright, except where such abandonment would not reasonably be expected to have a CBLI Material Adverse Effect, and (iii) done any act, or omitted to do any act, whereby any of CBLI Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

Section 4.15.     Litigation. Except as set forth on Section 4.15 of the CBLI Disclosure Letter, there are no, and since January 1, 2018 there have not been, Actions pending or, to CBLI’s Knowledge, threatened against CBLI or any of its Subsidiaries, at Law or in equity, or before or by any Governmental Body, and CBLI and its Subsidiaries are not subject to or in violation of any Order.

Section 4.16.     Insurance. Section 4.16 of the CBLI Disclosure Letter sets forth each insurance policy (including policies providing casualty, Liability, medical and works compensation coverage) to which CBLI or any Subsidiary is currently a party. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) CBLI and its Subsidiaries, taken as a whole, (a) each insurance policy under which CBLI or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and CBLI and its Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policy, (b) neither CBLI nor any of its Subsidiaries is in material breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received with respect to any insurance policy and (d) to the Knowledge of CBLI, no event has occurred which, with or without notice or lapse of time or both, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.

Section 4.17.     Employee Benefit Plans.

(a)     Section 4.17(a) of the CBLI Disclosure Letter sets forth a true, complete and correct list of all CBLI Plans. Each CBLI Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and CBLI is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such CBLI Plan. Each CBLI Plan complies in form and in operation in all material respects with the terms of the applicable plan, the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other applicable Laws.

(b)     With respect to each material CBLI Plan, CBLI has Made Available to CYTO true and complete copies of the following (as applicable) prior to the date hereof: (i) the Plan document, including all amendments thereto or, with respect to any unwritten Plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the Plan; (v) a copy of all material correspondence with any Governmental Body relating to a CBLI Plan received or sent within the last three (3) years, (vi) a copy of the three (3) most recent Form 5500s (and attached schedules) filed with the IRS, if applicable, (vii) for a plan intending to comply with 401(k), the three (3) most recent discrimination testing results, and (viii) the most recent Internal Revenue Service determination or opinion letter.

(c)     With respect to each CBLI Plan, (i) all required contributions to, and premiums payable in respect of, such CBLI Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on CBLI’s financial statements in accordance with GAAP, and (ii) there are no Actions pending or, to CBLI’s Knowledge, threatened, other than routine claims for benefits.

(d)     Except as set forth in Section 4.17(d) of the CBLI Disclosure Letter, none of CBLI, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time since January 1, 2015 sponsored or contributed to, or has or has had any Liability or obligation in respect of, a Plan that is or was at any relevant time (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the CBLI Plans obligates CBLI or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with CBLI or any of its Subsidiaries, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(e)     No event or transaction has occurred with respect to any CBLI Plan that is reasonably likely to subject CBLI or any of its Subsidiaries to an excise tax or penalty (civil or otherwise) under ERISA.

(f)     Except as otherwise contemplated by this Agreement and except as set forth in Section 4.17(f) of the CBLI Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor, consultant, manager or employee of CBLI or any of its Subsidiaries, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any CBLI Plan due to any current or former officer, director, independent contractor, consultant, manager or employee of CBLI or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any CBLI Plan due to any current or former officer, director, independent contractor, consultant, manager, or employee of CBLI or any of its Subsidiaries, (iv) require CBLI or its Subsidiaries to set aside any assets to fund any benefits under any CBLI Plan or result in the forgiveness in whole or in part of any outstanding loan made by CBLI to any Person, (v) limit the ability to amend or terminate any CBLI Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law). CBLI has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax Law).

(g)     CBLI maintains no CBLI Plan for the benefit of service providers or dependents thereof who perform services or who are employed outside of the United States.

(h)     CBLI and its Subsidiaries have not made any representation to its employees with respect to, nor does there exist any undertaking or commitment, whether legally binding or not, to create, any additional CBLI Plan or to change or modify any existing CBLI Plan, except as required by applicable Law. No contractors, consultants, agents, or agency employees are eligible for or entitled to benefits under any CBLI Plan, and no promise or commitment has been made by the CBLI or any of its Subsidiaries to any such Person with respect to coverage under any CBLI Plan.

Section 4.18.     Environmental Compliance and Conditions. Except for matters that would not have a CBLI Material Adverse Effect,

(a)     CBLI and its Subsidiaries are, and since January 1, 2018, have been, in compliance with all Environmental Laws;

(b)     CBLI or its Subsidiaries holds, and are and have been in compliance since January 1, 2018 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;

(c)     since January 1, 2018, neither CBLI nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or Third Party regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of CBLI no such Action has been threatened;

(d)     neither CBLI nor any of its Subsidiaries has disposed of (or arranged for the disposal of) or released any Hazardous Substance at any real property, including the CBLI Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)     to CBLI’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by CBLI or its Subsidiaries for which CBLI or its Subsidiaries has, or may have, Liability under Environmental Laws.

Section 4.19.     Employment and Labor Matters.

(a)     Neither CBLI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, letter of understanding, letter of intention, side agreement, pre-hire agreement, voluntary recognition agreement, neutrality agreement, or other legally binding commitment with a labor union, trade association, works council or other employee representative body with respect to any employees or contractors rendering services to CBLI or its Subsidiaries, there are no such agreements which pertain to employees of CBLI or any of its Subsidiaries in existence or in negotiation and no employees of CBLI or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Since January 1, 2018, there has been no actual, or to the Knowledge of CBLI, threatened organizing activity, labor campaign, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slow downs, picketing, or other labor disputes against or affecting CBLI or its Subsidiaries. Neither CBLI nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, trade association, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.

(b)     (i) Except as set forth in Section 4.19(b) of the CBLI Disclosure Letter, since January 1, 2018 there have been no Actions or any disputes pending or, to CBLI’s Knowledge, threatened (A) between CBLI or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors or (B) by or before any Governmental Body affecting CBLI or any of its Subsidiaries concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of CBLI or its Subsidiaries has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Body) with respect to any employees of CBLI or its Subsidiaries. Section 4.19(b) of the CBLI Disclosure Letter sets forth a complete and accurate list of any material disputes or threatened (in writing) material disputes between CBLI or any of its Subsidiaries and any of their respective officers, directors, employees or independent contractors.

(c)     CBLI and its Subsidiaries are, and since January 1, 2018 have been, with respect to all current and former officers, directors, employees and independent contractors, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages, hours, benefits human rights, immigration, discrimination, harassment, retaliation, workplace accommodations, affirmative action, family and medical leave, military leave, sick leave, paid leave, child labor, background checks, applications and hiring, pay equity, employment equity, workers’ compensation, unemployment compensation, employee privacy, record-keeping, safety and health, workplace postings, healthcare continuation coverage, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(d)     There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to CBLI within the six (6) months prior to the date of this Agreement.

(e)     As of the date hereof, no Key Employee or group of employees has given notice of termination of employment or, to CBLI’s Knowledge, otherwise disclosed plans to CBLI or any of its Subsidiaries to terminate employment with CBLI or any of its Subsidiaries within the next twelve (12) months.

(f)     No Key Employee of CBLI or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(g)     Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole, (i) CBLI and its Subsidiaries are not delinquent in payments or benefits to any current or former officers, directors, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, including any arrears of wages, salaries, commissions, bonuses, accrued and unused vacation, paid time off, sick leave, or other compensation for services performed by any current or former Employees, nor any Taxes or any penalty for failure to comply with the foregoing, (ii) no Key Employee of CBLI is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other obligation: (A) to CBLI or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by CBLI or (2) to the knowledge or use of Trade Secrets or proprietary information and (iii) no Key Employee of CBLI or any of its Subsidiaries has been the subject of any sexual harassment or other misconduct allegations or violations of the CBLI employee handbook (which was Made Available to CYTO prior to the date of this Agreement) during his or her tenure at CBLI.

(h)     Except as set forth in Section 4.19(h) of the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries has entered into any employment, independent contractor, consulting, agency Contract or other Contract or arrangement with any Person that cannot be terminated at will without penalty.

(i)     All obligations of CBLI and its Subsidiaries as of the Closing Date regarding accruals for: unpaid vacation pay; holiday pay; sick pay; paid time off; premiums, payments, and contributions for CBLI Plans; accrued wages; overtime; salaries; bonuses; commissions; benefits; and other compensation have been paid or discharged as of the Closing Date, or if unpaid, are accurately and completely reflected in the books and records of each of CBLI and its Subsidiaries.

(j)     Section 4.19(j) of the CBLI Disclosure Letter contains a complete and accurate list of the individuals who are full-time, part-time, temporary, seasonal, or casual employees, individuals or entities engaged on contract to provide services, and sales, or other agents or representatives of CBLI and its Subsidiaries as of the date of this Agreement (specifying, for each such Person (including each person on leave of absence) his or her: age; the length of hire; job title or classification; rate of salary or hourly pay; commission and bonus entitlements (if any); benefits; rate of vacation, sick and other paid leave accrued and current accruals; an indication of whether the Person is on a leave of absence and, if so, the expected return to work date; and service credited for purposes of vesting and eligibility to participate under any CBLI Plan or any other employee or director benefit plan.

Section 4.20.     FDA and Regulatory Matters.

(a)     Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries CBLI and its Subsidiaries hold all Permits and have submitted notices to, all Governmental Bodies, including all authorizations under the FDCA, the PHSA, as amended, and the regulations of the FDA promulgated thereunder, and any other Governmental Body that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of CBLI’s Products (any such Governmental Body, an “CBLI Regulatory Agency”) necessary for the lawful operation of the businesses of CBLI or any of its Subsidiaries as currently conducted (the “CBLI Permits”), and as of the date hereof, all such CBLI Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CBLI Permit. CBLI and each of its Subsidiaries are in compliance in all material respects with the terms of all CBLI Permits, and no event has occurred that, to the Knowledge of CBLI, would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any CBLI Permit. Since January 1, 2018, neither CBLI nor any of its Subsidiaries has received written notice of any pending or threatened Action from the FDA or other CBLI Regulatory Agency alleging that any operation or activity of CBLI or any of its Subsidiaries is in material violation of any applicable Law.

(b)     Since January 1, 2018, all of CBLI’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other CBLI Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed and distributed by or on behalf of CBLI or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other CBLI Regulatory Agency. Since January 1, 2018, all applications, submissions, notifications, information and data utilized by CBLI or its Subsidiaries as the basis for, or submitted by or, to the Knowledge of CBLI, on behalf of CBLI or its Subsidiaries in connection with, any and all requests for the CBLI Permits relating to CBLI or any of its Subsidiaries when submitted to the FDA or other CBLI Regulatory Agency, were true, complete and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other CBLI Regulatory Agency.

(c)     Neither CBLI, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other CBLI Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Except as set forth in the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries, any of their respective officers or employees nor, to the Knowledge of CBLI, their contractors, suppliers or other entities or individuals performing research or work on behalf of CBLI or any of its Subsidiaries has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of CBLI, threatened against CBLI or any of its Subsidiaries or any of their respective officers, or to the Knowledge of CBLI, their employees, contractors, suppliers, or other entities or individuals performing research or work on behalf of CBLI or any of its Subsidiaries.

(d)     Since January 1, 2018, the manufacture of Products by or on behalf of CBLI and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the FDA’s current Good Manufacturing Practices. Since January 1, 2018, none of CBLI, any of its Subsidiaries, or, to the Knowledge of CBLI, any of their respective contract manufacturers for Products, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other CBLI Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or CBLI Permits with respect to any Product of CBLI or its Subsidiaries. Since January 1, 2018, no manufacturing site owned or operated by CBLI, its Subsidiaries, or, to the Knowledge of CBLI, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another CBLI Regulatory Agency. Except as set forth in the CBLI Disclosure Letter, to the Knowledge of CBLI, no event has occurred which would reasonably be expected to lead to any Action by any CBLI Regulatory Agency or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products or the manner in which the Products are manufactured, distributed or marketed.

(e)     Since January 1, 2018, all studies, tests and preclinical and clinical trials being conducted by CBLI or its Subsidiaries, or in which CBLI, its Subsidiaries or any Product or Product candidate has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2018, neither CBLI nor any of its Subsidiaries have received any written notices, correspondence or other communication from any institutional review board, the FDA or any other CBLI Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, CBLI or any of its Subsidiaries.

(f)     Except as set forth in the CBLI Disclosure Letter, neither CBLI nor any of its Subsidiaries have either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“CBLI Safety Notices”). Except as set forth in the CBLI Disclosure Letter, CBLI has no Knowledge of any facts which would cause (i) a CBLI Safety Notice with respect to any Product sold or intended to be sold by CBLI or its Subsidiaries, (ii) a change in the marketing classification or a material change in labeling of any such Products, (iii) a termination or suspension of marketing or testing of any such Products, or (iv) the imposition of a postmarketing study or risk evaluation and mitigation strategy by the FDA or other CBLI Regulatory Agency.

(g)     Except as set forth in the CBLI Disclosure Letter, CBLI and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Action pending, received by or filed since January 1, 2018, or to the Knowledge of CBLI, threatened Action against CBLI or any of its Subsidiaries alleging any material violation by CBLI or its Subsidiaries of any applicable Healthcare Laws.

(h)     Neither CBLI nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement Orders or similar agreements with or imposed by any Governmental Body.

(i)      Neither CBLI nor its Subsidiaries nor any of their respective directors, officers, or employees, nor, to the Knowledge of CBLI, any of its agents or distributors or any other Person while acting on behalf of CBLI or any of its Subsidiaries has at any time since January 1, 2018, (i) violated or is in material violation of any provision of the FCPA, (ii) violated or is in material violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention, (iii) violated or is in violation of any provision of the UK Bribery Act, (iv) materially violated any anti-bribery or anti-corruption Law in any foreign jurisdiction, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any Prohibited Payment, (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment to the Knowledge of CBLI or (vii) violated or is in material violation of any other Laws regarding use of funds for political activity or commercial bribery.

(j)     Since January 1, 2018, CBLI has: (x) distributed Product samples in compliance in all material respects with applicable Healthcare Laws, and the provision of such samples has been appropriately documented in accordance with requirements of the Prescription Drug Marketing Act of 1987; and (y) filed complete and accurate reports, in all material respects, as required under the Physician Payment Sunshine Act and all applicable state transparency Laws, including Laws requiring certifications of compliance with the PhRMA Code and other compliance program certifications.

(k)     Except as disclosed in Section 4.20(k) of the CBLI Disclosure Letter, as of the date hereof, neither CBLI nor its Subsidiaries has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by FDA, HHS-OIG, private whistleblowers, CMS, VA, VA OIG, or DOJ, or any other state or non-U.S. equivalent Governmental Bodies pursuant to the Healthcare Laws. CBLI has no Knowledge of any fact that would require CBLI to restate or resubmit to the government any data reported under the Medicaid Rebate Statute, Medicare Part B Drug Pricing requirements, 340B Program requirements, Veterans Health Care Act of 1992, or the Medicare Part D Coverage Gap Discount Program to comply with such Pricing Reporting Laws, or refund any monies owed due to a resubmission or restatement.

Section 4.21.     Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of CBLI or any of its Affiliates or Representatives.

Section 4.22.     Disclosure. None of the information supplied or to be supplied by or on behalf of CBLI for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (ii) the Registration Statement will, at the time the Registration Statement is mailed to the CBLI Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, CBLI makes no representation or warranty with respect to any information supplied by or to be supplied by CYTO that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Registration Statement upon information furnished to CBLI in writing by CYTO specifically for use therein.

Section 4.23.     Ownership of CYTO Common Stock. Neither CBLI nor any of its Affiliates is, nor since January 1, 2018 has CBLI or any of its Affiliates been, an “interested stockholder” of CYTO as defined in Section 203 of the DGCL. CBLI and its Affiliates do not beneficially own any shares of CYTO Common Stock or other securities of CYTO or any options, warrants or other rights to acquire any economic interest in, CYTO.

Section 4.24.     No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which CBLI is a party or by which it is otherwise bound.

Section 4.25.     Opinion. Prior to the execution of this Agreement, the special committee of the CBLI Board has received the opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the issuance of the CYTO Merger Shares to be issued by CBLI in the Merger pursuant to this Agreement is fair, from a financial point of view, to CBLI, and as of the date hereof, such opinion has not been withdrawn, revoked or modified. True and complete copies of the opinion shall be provided to CYTO promptly after the date hereof, solely for informational purposes.

Section 4.26.     Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 4.27.     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE CBLI DISCLOSURE LETTER) AND IN ANY CERTIFICATE TO BE DELIVERED PURSUANT TO THIS AGREEMENT, CBLI MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND CBLI HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH CYTO’S INVESTIGATION OF CBLI, CYTO HAS RECEIVED FROM OR ON BEHALF OF CBLI CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF CBLI AND CERTAIN BUSINESS PLAN INFORMATION OF CBLI. CBLI MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS). NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHTS OR OBLIGATIONS IN RESPECT OF A CLAIM FOR FRAUD.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.     Covenants of CYTO.

(a)     Except as set forth in Section 5.1(a)(i) of the CYTO Disclosure Letter, as required by applicable Law, as expressly permitted by this Agreement or with the prior written consent of CBLI (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article VIII (the “Pre-Closing Period”), CYTO shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to maintain sufficient inventory of its Products, preserve intact its current business organizations and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. CYTO shall promptly notify CBLI (1) of any CYTO Material Adverse Effect of which it has Knowledge and (2) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.2(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1(a) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.

(b)     Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except as set forth on Section 5.1(b) of the CYTO Disclosure Letter, as required by applicable Law, or as expressly permitted by this Agreement, CYTO shall not and shall not permit any of its Subsidiaries, without the prior written consent of CBLI (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)     declare, accrue, set aside or pay any dividend on or make any other distribution in respect of any shares of capital stock (except for dividends or other distributions made by Subsidiaries of CYTO to CYTO); or repurchase or otherwise reacquire any shares of its capital stock or other securities (except for shares of CYTO Common Stock from terminated employees, directors or consultants of CYTO);

(ii)     sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security (it being understood and agreed that CYTO intends to enter into one or more transactions following the date hereof involving the issuance and sale for cash of shares of CYTO Common Stock, shares of preferred stock of CYTO and/or securities exercisable for, or convertible into, CYTO Common Stock or shares of preferred stock of CYTO and CBLI shall not unreasonably withhold, condition or delay its consent to any such transaction);

(iii)     except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)     form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;

(v)     (A) lend money to any Person, (B) incur or guarantee any Indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditures or commitments in excess of $100,000 in the aggregate;

(vi)     (A) adopt, establish or enter into any CYTO Plan, (B) cause or permit any CYTO Plan, including, for the avoidance of doubt, any award agreement under a CYTO Plan, to be amended other than as required by law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to the existing terms of any CYTO Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)      acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, other than in the ordinary course of business consistent with past practices, or grant any Lien with respect to such assets or properties;

(viii)     make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(ix)     waive, settle or compromise any pending or threatened Action against CYTO or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of CYTO or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, CYTO or any of its Subsidiaries;

(x)     terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xi)     enter into, amend or terminate, or fail to exercise renewal rights with respect to, any CYTO Material Contract;

(xii)     implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or applicable Laws, in each case, after the date hereof;

(xiii)     enter into any new line of business or change in any material respect its business as conducted as of the date hereof;

(xiv)     voluntarily terminate, suspend, abrogate, amend or modify any of its Permits in a manner materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CYTO and its Subsidiaries, taken as a whole; or

(xv)     agree, resolve or commit to do, or adopt any resolutions of the board of directors of the Company in support of, any of the foregoing.

Section 5.2.     Covenants of CBLI.

(a)     Except (i) as set forth in Section 5.2(a) of the CBLI Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of CYTO (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, CBLI shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to maintain sufficient inventory of its Products, consistent with past practice, preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, including by taking the actions described in Section 5.2(a) of the CBLI Disclosure Letter. CBLI shall promptly notify CYTO (1) of any CBLI Material Adverse Effect of which it has Knowledge and (2) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.3(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.2(a) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.

(b)     Without limiting the generality of Section 5.2(a), during the Pre-Closing Period and except as set forth on Section 5.2(b) of the CBLI Disclosure Letter, or as required by applicable Law, or as expressly permitted by this Agreement, CBLI shall not and shall not permit any of its Subsidiaries, without the prior written consent of CYTO (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)     declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (except for dividends or other distributions made by Subsidiaries of CBLI to CBLI); or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of CBLI Common Stock from terminated employees, directors or consultants of CBLI);

(ii)     sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for shares of CBLI Common Stock issued upon the valid exercise or settlement of CBLI Equity Awards outstanding on the date hereof, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)     except as required to give effect to anything in contemplation of the Closing or for the CYTO Merger Shares to be approved for listing on NASDAQ, which, for the avoidance of doubt, may include a proposal to amend the CBLI Organizational Documents to increase the number of authorized shares of CBLI Common Stock and/or effect a reverse split of the CBLI Common Stock, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)     form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;

(v)     (A) lend money to any Person, (B) incur or guarantee any Indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditures or commitments in excess of $100,000 in the aggregate;

(vi)     (A) adopt, establish or enter into any CBLI Plan, (B) cause or permit any CBLI Plan, including, for the avoidance of doubt, any award agreement under a CBLI Plan, to be amended other than as required by law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to the existing terms of any CBLI Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)      acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, other than in the ordinary course of business consistent with past practices, or grant any Lien with respect to such assets or properties;

(viii)     make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(ix)     waive, settle or compromise any pending or threatened proceeding against CBLI or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of CBLI or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, CBLI or any of its Subsidiaries;

(x)     terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xi)     enter into, amend or terminate, of fail to exercise renewal rights with respect to, any CBLI Material Contract;

(xii)     implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or by applicable Laws, in each case, after the date hereof;

(xiii)     enter into any new line of business or change in any material respect its business as conducted as of the date hereof;

(xiv)     voluntarily terminate, suspend, abrogate, amend or modify any of its Permits in a manner materially adverse to the business, assets, results of operations or condition (financial or otherwise) of CBLI and its Subsidiaries, taken as a whole; or

(xv)     agree, resolve or commit to do, or adopt any resolutions of the board of directors of the Company in support of, any of the foregoing.

Section 5.3.     No Control of Other Party’s Business. Nothing contained in this Agreement shall give CYTO, directly or indirectly, the right to control or direct CBLI’s operations or give CBLI, directly or indirectly, the right to control or direct CYTO’s operations prior to the Effective Time. Prior to the Effective Time, each of CYTO and CBLI shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Article VI
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1.     Investigation.

(a)     Each of CYTO and CBLI shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours during the Pre-Closing Period to its and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financial, operating and other data and information regarding a party and its Subsidiaries, as the other party may reasonably request. Notwithstanding the foregoing, neither CYTO nor CBLI nor their respective Subsidiaries shall be required to afford such access if, in the reasonable judgment of such party, it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law, a breach of a Contract to which it is a party; provided, that in each case, that CBLI or CYTO, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.1 and provided, further that in the event a party restricts access or information pursuant to the foregoing exceptions, the restricting party shall provide written notice of the reason for such restriction.

(b)     In furtherance and not in limitation of the foregoing each party shall promptly notify the other in writing of any material regulatory Action, investigation, enforcement, inspection, clinical hold, clinical trial delay, expedited safety reports, material changes to the investigational new drug, product withdrawal or recall of, loss of or requirement to make changes to marketing approval, in each case relating to such party’s Products, and any other material Governmental Body inquiry, including but not limited to a FINRA request, and the receipt of any material Third Party demand letter; provided, however, that failure to provide such notice shall not result in a failure to satisfy the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, unless such action, hold, withdrawal, loss or requirement would constitute a CYTO Material Adverse Effect or a CBLI Material Adverse Effect, as the case may be.

(c)     The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Contemplated Transactions, including the information provided pursuant to Section 6.1(a), shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, that certain Confidential Nondisclosure Agreement, by and between CBLI and CYTO, dated as of April 23, 2020 (as amended, the “Confidentiality Agreement”) and shall be used solely to effectuate the Contemplated Transactions, including with respect to planning for integration.

Section 6.2.     Registration Statement; Proxy Statement.

(a)     As promptly as practicable after the date of this Agreement, CYTO and CBLI shall jointly prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. CBLI covenants and agrees that the information provided by CBLI or its Subsidiaries to CYTO for inclusion in the Proxy Statement, (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the CBLI Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. CYTO covenants and agrees that the information provided by CYTO or its Subsidiaries to CBLI for inclusion in the Proxy Statement (including the CYTO financial statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, (i) CBLI makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by CYTO or its Subsidiaries or any of their Representatives specifically for inclusion therein and (ii) CYTO makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the written information provided by CYTO or its Subsidiaries or any of their Representatives for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. CBLI shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to CBLI’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party shall promptly furnish to the other party all information concerning such party and such party’s Affiliates and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.2. If CBLI, Merger Sub or CYTO become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the CBLI Stockholders.

(b)     CYTO shall reasonably cooperate with CBLI and provide, and require its Representatives to provide, CBLI and its Representatives, with all true, correct and complete information regarding CYTO or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by CBLI to be included in the Registration Statement. CYTO will use commercially reasonable efforts to cause to be delivered to CBLI a consent letter of CYTO’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to CBLI), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.3.     CBLI Stockholders’ Meeting.

(a)     CBLI shall take all action necessary in accordance with applicable Law and the CBLI Organizational Documents to duly give notice of, convene and hold a meeting of the CBLI Stockholders, to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, to seek to obtain the CBLI Stockholder Approval (the “CBLI Stockholders’ Meeting”). Subject to Section 6.4(c) and Section 6.4(d), CBLI will, through the CBLI Board, recommend that the CBLI Stockholders approve the proposal to issue the CYTO Merger Shares in accordance with the provisions of this Agreement and, if applicable, a proposal to increase the number of authorized shares of CBLI Common Stock or to effect the CBLI Forward Stock Split and will use commercially reasonable efforts to solicit from the CBLI Stockholders proxies in favor of the issuance of the CYTO Merger Shares and, if applicable, the approval of the proposal to increase the number of authorized shares of CBLI Common Stock or to effect the CBLI Forward Stock Split and to take all other action necessary or advisable to secure the vote or consent of the CBLI Stockholders required by the rules of NASDAQ or applicable Law to obtain such approvals. CBLI shall not (i) submit any matter for approval of the CBLI Stockholders other than those required or reasonably necessary for the CBLI Stockholder Approval and for the CYTO Merger Shares to be approved for listing on NASDAQ, which, for the avoidance of doubt, may include a proposal to amend the CBLI Organizational Documents to increase the number of authorized shares of CBLI Common Stock and/or effect a reverse split of the CBLI Common Stock, or otherwise contemplated by this Section 6.3 and matters that would be ‘routine’ at an annual meeting of CBLI Stockholders, as defined in Rule 14a-6(a) under the Exchange Act or (ii) hold a stockholder meeting for any purpose prior to the occurrence of the CBLI Stockholders’ Meeting, other than a regular annual meeting of the stockholders of CBLI at which directors are elected and other regular matters are voted upon. CBLI shall use commercially reasonable efforts in accordance with the DGCL and its Organizational Documents to duly call, give notice of, convene and hold the CBLI Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the CBLI Stockholder Approval; provided, that CBLI may, after reasonable consultation with CYTO, postpone, recess or adjourn the CBLI Stockholders’ Meeting, as applicable, and, if applicable, set a new record date for such meeting, (i) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the CBLI Stockholder Approval and CBLI shall use commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the CBLI Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the CBLI Stockholders prior to the CBLI Stockholders’ Meeting and (iii) if required by Law; provided, however, that the CBLI Stockholders’ Meeting shall occur as promptly as reasonably practicable following such postponement, recess or adjournment.

Section 6.4.     Non-Solicitation

(a)     CYTO shall not, and shall cause its Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to CYTO; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, CYTO or any of its Subsidiaries or afford access to the properties, books or records of CYTO or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to CYTO; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal with respect to CYTO (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4). CYTO shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than CBLI and its Affiliates) conducted heretofore by CYTO or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, CYTO shall immediately discontinue access by any Person (other than CBLI and its Affiliates) to any data room (virtual or otherwise) established by CYTO or its Representatives for such purpose. Within two (2) Business Days from the date hereof, CYTO shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with CYTO or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2019, relating to an Acquisition Proposal.

(b)     CBLI shall not, and shall cause its Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to CBLI; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, CBLI or any of its Subsidiaries or afford access to the properties, books or records of CBLI or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to CBLI or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an Acquisition Proposal with respect to CBLI (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4). CBLI shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than CYTO and its Affiliates) conducted heretofore by CBLI or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, CBLI shall immediately discontinue access by any Person (other than CYTO and its Affiliates) to any data room (virtual or otherwise) established by CBLI or its Representatives for such purpose. Within two (2) Business Days from the date hereof, CBLI shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with CBLI or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2019 relating to an Acquisition Proposal. Anything to the contrary herein notwithstanding, prior to obtaining the CBLI Stockholder Approval, CBLI and the CBLI Board may take any actions described in clauses (ii) or (iii) of this Section 6.4(b) with respect to a Third Party if (x) CBLI receives a written Acquisition Proposal with respect to CBLI from such Third Party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.4) and (y) such proposal constitutes, or the CBLI Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal is reasonably expected to lead to, a Superior Proposal with respect to CBLI; provided, that CBLI may deliver non-public information to such Third Party only pursuant to a confidentiality agreement containing terms no less favorable to CBLI with respect to confidentiality than the terms of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), a copy of which shall be sent to CYTO promptly following its execution. Nothing contained in this Section 6.4 shall prohibit CBLI or the CBLI Board from taking and disclosing to the CBLI Stockholders a position with respect to an Acquisition Proposal with respect to CBLI pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the CBLI Board has reasonably determined in good faith after consultation with its outside legal counsel that the failure to do so would be reasonably likely to be a breach of its fiduciary obligations to the CBLI Stockholders or would violate applicable Law; provided, that this sentence shall not permit the CBLI Board to make a CBLI Adverse Recommendation Change, except to the extent permitted by Section 6.4(c) or Section 6.4(d).

(c)     Except as expressly provided herein, neither the CBLI Board nor any committee thereof may directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to CYTO) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to CYTO), the approval, recommendation or declaration of advisability by the CBLI Board or any such committee of the Contemplated Transactions; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to CBLI or (iii) fail to include the CBLI Recommendation in the Registration Statement or fail to reaffirm or re-publish the CBLI Recommendation within 10 days of being requested by CYTO to do so or, if earlier, not later than two (2) Business Days prior to the CBLI Stockholders’ Meeting (any action described in this sentence being referred to as an “CBLI Adverse Recommendation Change”). For the avoidance of doubt, a change of the CBLI Recommendation to “neutral” is a CBLI Adverse Recommendation Change. Anything to the contrary herein notwithstanding, at any time prior to obtaining the CBLI Stockholder Approval, and subject to CBLI’s compliance at all times with the provisions of this Section 6.4 and Section 6.3, in response to a Superior Proposal with respect to CBLI that has not been withdrawn and did not result from a breach of Section 6.4(b), the CBLI Board may make such a CBLI Adverse Recommendation Change; provided, however, that CBLI may not make a CBLI Adverse Recommendation Change in response to a Superior Proposal with respect to CBLI (x) until four (4) days after CBLI provides written notice to CYTO advising CYTO that the CBLI Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) day period” shall be deemed references to a “two (2) day period”); (y) if during such four (4) or two (2) day period, CYTO proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the CBLI Board determines in good faith after consultation with its financial advisor and outside legal counsel, and after good faith negotiations between CBLI and CYTO (if such negotiations are requested by CYTO) during such four (4) or two (2) day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and (z) unless the CBLI Board determines in good faith after consultation with its outside legal counsel that the failure to make a CBLI Adverse Recommendation Change would reasonably be expected to violate the CBLI Board’s fiduciary obligations to the CBLI Stockholders.

(d)     Notwithstanding the first sentence of Section 6.4(c), at any time prior to obtaining the CBLI Stockholder Approval, following any Intervening Event, the CBLI Board may make a CBLI Adverse Recommendation Change after the CBLI Board (i) determines in good faith after consultation with its outside legal counsel that the failure to make such CBLI Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to violate the CBLI Board’s fiduciary obligations to the CBLI Stockholders, (ii) determines in good faith that the reasons for making such CBLI Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to CYTO and (iii) provides written notice to CYTO (an “CBLI Notice of Change”) advising CYTO that the CBLI Board is contemplating making a CBLI Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the CBLI Board may not make such a CBLI Adverse Recommendation Change until the fourth (4th) Business Day after receipt by CYTO of a CBLI Notice of Change and (y) during such four (4) Business Day period, at the request of CYTO, CBLI shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the CBLI Board not to make such a CBLI Adverse Recommendation Change in response to such Intervening Event, consistent with its fiduciary obligations to the CBLI Stockholders.

(e)     The parties agree that in addition to the obligations of CYTO and CBLI set forth in clauses (a) through (d) of this Section 6.4, as promptly as practicable after receipt thereof, and in any event within twenty-four (24) hours, CYTO or CBLI, as applicable, shall advise CBLI or CYTO, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and CYTO or CBLI, as applicable, shall promptly provide to CBLI or CYTO, respectively, copies of any written materials received by CYTO or CBLI, as applicable, in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of CYTO and CBLI agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. CYTO and CBLI shall keep CBLI and CYTO, respectively, promptly informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of CYTO and CBLI agrees not to release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party.

Section 6.5.     Regulatory Approvals; Additional Agreements; Performance of Merger Sub.

(a)     CBLI and CYTO each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.5, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the clearance of the Contemplated Transactions including promptly furnishing the other with copies of communications received from any Governmental Body. Each of CBLI and CYTO agree not to independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without giving the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, an opportunity to attend or participate. The parties shall consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the Contemplated Transactions. CBLI and CYTO shall promptly provide the other party with copies of all filings made by such party with any Governmental Body in connection with the Contemplated Transactions.

(b)     Each of CYTO and CBLI shall (i) give the other party prompt notice of the commencement or written threat of commencement of any Action by or before any Governmental Body with respect to the Contemplated Transactions, (ii) keep the other party informed as to the status of any such Action or threatened Action and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

(c)     Subject to the conditions and upon the terms of this Agreement, each of CBLI and CYTO shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the Contemplated Transactions and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, Anything to the contrary herein notwithstanding, in no event shall (A) CYTO or CBLI or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any Third Party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any Contracts be a condition to any party’s obligations hereunder.

(d)     Anything to the contrary herein notwithstanding, in no event shall CBLI or CYTO be required to (x) sell, divest, license, hold, convey or hold separate or otherwise take any action or agree to any undertaking that limits CBLI’s and its Subsidiaries’ or CYTO’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular Products, assets or business of CBLI or CYTO or their respective Subsidiaries, or agreeing to take any such action, (y) terminate existing relationships, contractual rights or obligations of CYTO or CBLI or their respective Subsidiaries or (z) effectuate any other change or restructuring of CYTO or CBLI or their respective Subsidiaries.

(e)     CBLI will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 6.6.     Indemnification of Officers and Directors.

(a)     CBLI shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of Expenses, and exculpation from liabilities of present and former directors, officers, and employees of CYTO than are currently provided in the CYTO Organizational Documents, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and, in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case CBLI shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 6.6.

(b)     Without limiting any additional rights that any Person may have, from and after the Effective Time, CBLI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former director or officer of CYTO and CBLI (each, together with such Person’s heirs, executors, or administrators, an “Indemnified Party”), against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable Expenses (including legal Expenses) incurred in connection with any Action or claim, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of CYTO or CBLI or any of its or their respective Subsidiaries, or of another entity if such service was at the request of CYTO or CBLI, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under existing arrangements disclosed to CYTO or CBLI prior to the date hereof and as otherwise provided for in CYTO’s and CBLI’s Organizational Documents. In the event of any such Action or claim, each Indemnified Party is entitled to advancement of reasonable Expenses (including legal Expenses) incurred in the defense of the Action or claim from the Surviving Corporation and CBLI (provided that any Person to whom Expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c)     Anything to the contrary herein notwithstanding, CYTO shall purchase prior to the Effective Time a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by CYTO, which tail policy or policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the total annual premium for such tail policy or policies shall not be in excess of three hundred percent (300%) of the last annual premium paid by CYTO prior to the Effective Time. CBLI shall cause such policy or policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)     Without limiting any of the rights or obligations under this Section 6.6, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date hereof between or among CYTO or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party which has been Made Available to CBLI, and CBLI hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e)     This Section 6.6 shall survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person or entity referred to in this Section 6.6. The indemnification and advancement provided for in this Section 6.6 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If CBLI, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, CBLI shall make proper provision such that the respective successors and assigns of CBLI and Surviving Corporation assume the applicable obligations set forth in this Section 6.6.

Section 6.7.     Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter CBLI and CYTO shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law. The restrictions of this Section 6.7 do not apply to communications in connection with and following a CBLI Adverse Recommendation Change in compliance with Section 6.4.

Section 6.8.     NASDAQ Listing. CBLI shall, in accordance with the requirements of NASDAQ, including, if required, NASDAQ Listing Rule 5110(a), file with NASDAQ either a Listing of Additional Shares Notice covering the shares of CBLI Common Stock to be issued to the CYTO Stockholders pursuant to this Agreement or an initial Listing Application for the securities of CBLI on a post-Closing basis, in either case, as promptly as reasonably practicable after the date of this Agreement. CBLI shall use its commercially reasonable efforts to cause the shares of CBLI Common Stock to be issued to the CYTO Stockholders pursuant to this Agreement to be listed on NASDAQ, subject to official notice of issuance, prior to the Effective Time. If CBLI determines, in good faith, that a Pre-Merger Capital Raise is reasonably necessary in order for CBLI to comply with its obligations under this Section 6.8, then CBLI shall seek the consent of CYTO pursuant to Section 5.2(b), which consent shall not be unreasonably conditioned or denied. The foregoing notwithstanding, CBLI shall have no liability under this Agreement due to the failure of the CYTO Common Merger Shares to be listed on NASDAQ to the extent such failure occurs as a result of CYTO’s failure to consent to such a Pre-Merger Capital Raise by CBLI.

Section 6.9.     Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of CBLI and CYTO and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such reasonable actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the Contemplated Transactions.

Section 6.10.     Stockholder Litigation. CBLI shall immediately notify CYTO of, and provide CYTO the opportunity to participate in the defense of, any proceeding brought against or in the name of the CBLI or its directors relating to the Contemplated Transactions, including the Merger. CBLI shall not compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any litigation arising or resulting from the Contemplated Transactions, or consent to the same, without the prior written consent of CYTO, which shall not be unreasonably withheld, conditioned or delayed. CYTO shall immediately notify CBLI of, and provide CBLI the opportunity to participate in the defense of, any proceeding brought against or in the name of the CYTO or its directors relating to the Contemplated Transactions, including the Merger. CYTO shall not compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any litigation arising or resulting from the Contemplated Transactions, or consent to the same, without the prior written consent of CBLI, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.11.     Cooperation. Each of CBLI and CYTO shall, and shall cause its respective Representatives to, use its commercially reasonable efforts, subject to applicable Laws, to cooperate with the other party in connection with planning the integration of the business operations of CBLI and CYTO.

Section 6.12.     Resignation of Directors. Prior to the Closing, CYTO shall have received letters of resignation, in form and substance reasonably acceptable to CYTO, effective as of the Effective Time, from the directors of the CBLI Board who will not be on the CBLI Board after the Effective Time pursuant to Section 2.15 and such letters of resignation shall have been delivered to CYTO on or prior to Closing Date.

Section 6.13.     Tax Reporting and Compliance. Both CBLI and CYTO will take all commercially reasonable actions as needed to qualify the Merger as a reorganization pursuant to Section 368(a) of the Code, and will not take actions that would reasonably be expected to cause the Merger to not qualify as a reorganization pursuant to Section 368(a) of the Code. Both CBLI and CYTO will report the Merger as a reorganization pursuant to Section 368(a) of the Code for all tax purposes, and will file all required forms consistently with that position.

Section 6.14.     CBLI Forward Stock Split. If requested by CYTO prior to filing the Registration Statement, CBLI may, in its sole discretion, elect to submit to CBLI Stockholders at the CBLI Stockholder Meeting a proposal to approve and adopt an amendment to CBLI’s certificate of incorporation to authorize the CBLI Board to effect a forward stock split of all outstanding shares of CBLI Common Stock at a forward stock split ratio indicated by the CYTO in its request notice and reasonably acceptable to CBLI (the “CBLI Forward Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the CBLI Forward Stock Split, if CBLI elects to take such action and it is approved at the CBLI Stockholder Meeting.

Section 6.15.     CYTO 401(k) Plan. If requested by CBLI in writing delivered to the CBLI not less than 10 Business Days before the Closing Date, the CYTO Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plan maintained by CYTO or any of its Subsidiaries as of the Closing Date (a “CYTO 401(k) Plan”), effective as of the day immediately prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of CBLI (not to be unreasonably withheld, conditioned or delayed). Following the Effective Time the assets thereof shall be distributed to the participants, and CBLI shall, if requested by CYTO, permit participating employees to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in an amount equal to the full account balance (including loans) distributed to such employee from the CYTO 401(k) Plan to CBLI’s 401(k) plan.

Article VII
CONDITIONS TO CLOSING

Section 7.1.     Conditions to All Parties’ Obligations. The obligations of CBLI and CYTO to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by CBLI and CYTO of the following conditions:

(a)     The CBLI Stockholder Approval shall have been obtained;

(b)     The CYTO Stockholder Written Consent evidencing the Required CYTO Stockholder Approval shall be in full force and effect;

(c)     The Merger Sub Stockholder Written Consent evidencing the approval of the Contemplated Transactions and the adoption of the Merger Agreement shall be in full force and effect;

(d)     The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

(e)     There shall be no Order (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of this Agreement by any Governmental Body of competent jurisdiction or Laws enacted or promulgated after the date of this Agreement shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Contemplated Transactions or making consummation of the Contemplated Transactions illegal; and

(f)     The CYTO Merger Shares issuable to the CYTO Stockholders pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance, and the application for initial listing of the CBLI Common Stock required under Rule 5110(a) of the NASDAQ Listed Company Rules (or any successor rule thereto) shall have been approved.

Section 7.2.     Conditions to CBLI’s and Merger Sub’s Obligations. The obligation of CBLI and Merger Sub to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions as of the Closing Date:

(a)     (1) Each of the representations and warranties of CYTO contained in Article III (other than the CYTO Fundamental Representations and the representations and warranties of CYTO contained in Section 3.3 (Capitalization)) that is (i) qualified as to or by a CYTO Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a CYTO Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had and would not reasonably be expected to have a CYTO Material Adverse Effect, and (2) (A) the CYTO Fundamental Representations shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 3.3 (Capitalization), shall be true and correct except for de minimis inaccuracies and failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by CBLI), on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b)     CYTO shall be in compliance in all material respects with all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c)     Since the date of this Agreement, there shall not have been or occurred any CYTO Material Adverse Effect;

(d)     CYTO shall have delivered to CBLI a certificate of CYTO executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.2(a), (b) and (c) have been satisfied;

(e)     Dissenting Shares shall not represent five percent (5%) or more of the outstanding shares of CYTO Common Stock unless waived by CBLI acting in its sole discretion;

(f)     CYTO shall have delivered to CBLI financial statements for the fiscal years ended December 31, 2018 and 2019, audited by an independent registered public accounting firm;

(g)     CYTO shall have delivered the certification required as a result of the procedures completed in accordance with Section 2.8(i);

(h)     CYTO shall have provided to CBLI the consents, approvals and documents set forth on Section 7.2(h) of the CYTO Disclosure Letter.

Section 7.3.     Conditions to CYTO’s Obligations. The obligations of CYTO to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions as of the Closing Date:

(a)     (1) Each of the representations and warranties of CBLI and Merger Sub contained in Article IV (other than the CBLI Fundamental Representations and the representations and warranties of CBLI contained in Section 4.3 (Capitalization)) that is (i) qualified as to or by a CBLI Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a CBLI Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a CBLI Material Adverse Effect, and (2) (A) the CBLI Fundamental Representations shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 4.3 (Capitalization), shall be true and correct except for de minimis inaccuracies and failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by CYTO), on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b)     Each of CBLI and Merger Sub shall be in compliance in all material respects with all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c)     Since the date of this Agreement, there shall not have been or occurred any CBLI Material Adverse Effect;

(d)     CBLI shall have delivered to CYTO a certificate of CBLI executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.3(a), (b), (c) and (d) have been satisfied;

(e)     CBLI shall have delivered to CYTO employment agreements duly executed by CBLI, in form and substance reasonably satisfactory to CYTO, between CBLI and each of the Persons set forth on Section 7.3(e) of the CBLI Disclosure Letter;

(f)     CBLI shall have delivered the certification required as a result of the procedures completed in accordance with Section 2.8(i); and

(g)      CBLI shall have obtained the requisite consents and approvals described on Section 7.3(g) of the CBLI Disclosure Letter.

Section 7.4.     Waiver of Conditions. All conditions to the closing of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time.

Article VIII
TERMINATION

Section 8.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)     by the mutual written consent of CBLI and CYTO;

(b)     by CBLI:

(i)     at any time prior to the Effective Time, if any of CYTO’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and such breach is (A) is incapable of being cured by CYTO or (B) is not cured within 30 days of receipt by CYTO of written notice of such breach describing in reasonable detail such breach;

(ii)     at any time prior to receipt of the CBLI Stockholder Approval (and subject to Section 8.3), upon written notice to CYTO, in order to enter into a definitive agreement with a Third Party providing for a Superior Proposal with respect to CBLI, if in connection with such Superior Proposal, it has complied in all material respects with the requirements of Section 6.4 and substantially concurrently with such termination CBLI enters into such definitive agreement; or

(iii)     if CYTO materially breaches Section 6.4;

(c)     by CYTO:

(i)     at any time prior to the Effective Time, if any of CBLI’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by CBLI or Merger Sub, as the case may be, or (B) is not cured within 30 days of receipt by CBLI of written notice of such breach describing in reasonable detail such breach;

(ii)     if CBLI materially breaches Section 6.4; or

(iii)     if the CBLI Board or any committee thereof (A) makes a CBLI Adverse Recommendation Change, (B) does not include the CBLI Recommendation in the Registration Statement or (C) publicly proposes to or allows CBLI to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.1(c)(iii); or

(d)     by either CBLI or CYTO if:

(i)     the Contemplated Transactions violate any Order that has become final and non-appealable or there shall be a Law that makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(ii)     the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on April 30, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii)     the CBLI Stockholder Approval shall not have been obtained at the CBLI Stockholders’ Meeting; provided, that the right to terminate this Agreement under this Section 8.1(d)(iii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party; or

(iv)     the CYTO Stockholder Written Consent shall have been rescinded, withdrawn, cancelled or otherwise not be in full force and effect or any vote or consent by the CYTO Stockholders shall have been adopted that is inconsistent with the CYTO Written Consent, the Merger, this Agreement or the transactions contemplated hereby, or that approves or authorizes any merger, consolidation, sale of assets or other strategic transaction other than the Merger and the transactions contemplated hereby.

Section 8.2.     Effect of Termination. In the event of the valid termination of this Agreement by either CBLI or CYTO as provided in Section 8.1 of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, and (b) except in a circumstance where the Termination Fee is paid pursuant to Section 8.3 below, no such termination will relieve any Person of any Liability for Fraud or damages resulting from material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms. Upon termination of this Agreement, except for (i) Liability resulting from a Party’s Fraud or Intentional Breach, (ii) any obligation to pay a Termination Fee and/or reimburse any Expenses as set forth in Section 8.3, and (iii) any party’s obligations to pay any other amounts as set forth in Section 8.3(d), there shall be no liability on the part of one party to any other party hereunder.

Section 8.3.     Termination Fees.

(a)     In the event that this Agreement is terminated (A) by CYTO pursuant to Section 8.1(c)(iii), then CBLI shall pay to CYTO the Termination Fee as promptly as possible (but in any event within two (2) Business Days) following such termination or (B) by CBLI pursuant to Section 8.1(b)(ii), then CBLI shall pay to CYTO the Termination Fee concurrently with such termination, and any purported termination pursuant to Section 8.1(b)(ii) shall be of no force or effect until such payment is made. Except as otherwise provided in Section 8.3(d), CYTO’s right to receive the one-time payment of the Termination Fee from CBLI as provided in this Section 8.3(a) shall be the sole and exclusive remedy available to CYTO against CBLI or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by CYTO pursuant to Section 8.1(c)(iii) or by CBLI pursuant to Section 8.1(b)(ii), and upon such payment of the Termination Fee, none of CBLI’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. The parties hereto acknowledge and agree that in no event shall CBLI be required to pay the Termination Fee on more than one occasion.

(b)     In the event that this Agreement is terminated by either party pursuant to Sections 8.1(d)(iii) or 8.1(d)(iv), then, in the case of termination of this Agreement pursuant to Section 8.1(d)(iii) CBLI shall pay to CYTO, and in the case of termination of this Agreement pursuant to Section 8.1(d)(iv) CYTO shall pay to CBLI, the Expenses, in each case no later than two (2) Business Days after receipt following termination of documentation supporting such Expenses. Each party’s right to receive the one-time payment of the Expenses from the other party as provided in this Section 8.3(b) shall be the sole and exclusive remedy available to each party against the other party or any of such other party’s former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by CBLI or CYTO under circumstances requiring the payment of the Expenses pursuant to this Section 8.3(b), and except as otherwise provided in Section 8.3(d), upon such payment of the Expenses none of CBLI nor CYTO nor any of their former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(c)     As used in this Agreement, “Termination Fee” shall mean $300,000. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the Contemplated Transactions, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $200,000.

(d)     The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these agreements, neither CYTO nor CBLI would enter into this Agreement; accordingly and anything to the contrary herein notwithstanding, if CBLI or CYTO fails promptly to pay any amount due to the other party pursuant to this Section 8.3, and, in order to obtain such payment, CBLI or CYTO, as applicable, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such party shall pay to the party to whom such payment is owed its costs and Expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and the Expenses to be reimbursed to the applicable party under this Section 8.3 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.3, it shall not be a defense to CBLI’s or CYTO’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

Article IX
MISCELLANEOUS

Section 9.1.     Expenses. Except as otherwise expressly provided herein, CBLI and Merger Sub, on the one hand, and CYTO, on the other hand, shall each pay its own Expenses (including attorneys’ and accountants’ fees and Expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).

Section 9.2.     Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the CYTO Stockholders or the CBLI Stockholders) if, and only if, such amendment or waiver is in writing and signed by CBLI, CYTO and Merger Sub; provided, however, that after the receipt of the CBLI Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of the CBLI Stockholders without the further approval of such stockholders.

Section 9.3.     Waiver.

(a)     At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the CBLI Stockholder Approval, no waiver shall be made which by applicable Laws or the rules of NASDAQ requires further approval of the CBLI Stockholders without the further approval of such stockholders.

(b)     No party may waive, and no party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under a Voting Agreement in favor of a CBLI Stockholder who is party to a Voting Agreement.

(c)     No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(d)     No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.4.     No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.5.     Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the CYTO Disclosure Letter and the CBLI Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 9.6.     Applicable Law; Jurisdiction.

(a)     This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)     The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)     To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.6(b).

Section 9.7.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.8.     Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 9.9.     No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.6 only, CBLI, CYTO and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10.     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to CBLI and Merger Sub prior to the Closing Date:

Cleveland BioLabs, Inc.

73 High Street

Buffalo, NY 14203

Attention: Christopher Zosh, Vice President of Finance

Email: CZosh@cbiolabs.com

with copies (which shall not constitute notice) to:

McGuireWoods LLP

500 East Pratt Street, Suite 1000

Baltimore, MD 21202

Facsimile: (410) 659-4535

Attention: Cecil E. Martin, III

   David S. Wolpa

Email: cmartin@mcguirewoods.com

Notices to CYTO:

Cytocom, Inc.

3001 Aloma Avenue

Winter Park, FL 32792

Attention: Michael Handley, Chief Executive Officer

Email: Mike.Handley@cytocom.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Philadelphia, PA 19103

Facsimile: (215) 689-4692

Attention: Rachael Bushey

Jennifer Porter

Email:        busheyr@troutman.com

porterj@troutman.com

Section 9.11.     Other Definitional Provisions.

(a)     All references in this Agreement to Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b)     Exhibits and disclosure letters to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)     The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)     Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)     This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

(f)     Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the CYTO Disclosure Letter or the CBLI Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

Section 9.12.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

Section 9.13.     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by CYTO, CBLI, or Merger Sub in accordance with their specific terms or were otherwise breached by CYTO, CBLI or Merger Sub. It is accordingly agreed that (i) CYTO shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by CBLI or Merger Sub and to enforce specifically the terms and provisions hereof against CBLI or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which CYTO is entitled at Law or in equity, including damages in the event of CBLI or Merger Sub’s Intentional Breach of this Agreement, without posting any bond or other undertaking and (ii) CBLI and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by CYTO and to enforce specifically the terms and provisions hereof against CYTO in any court having jurisdiction, this being in addition to any other remedy to which CBLI or Merger Sub is entitled at Law or in equity, including damages in the event of CYTO’s Intentional Breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.13 are an integral part of the Contemplated Transactions and that, without these agreements, neither CYTO nor CBLI would enter into this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CYTOCOM, INC.

By:     /s/ Michael Handley

Name:   Michael Handley

Title:     Chief Executive Officer

CLEVELAND BIOLABS, INC.

By:     /s/ Christopher Zosh

Name:   Christopher Zosh

Title:     Vice President of Finance

HIGH STREET ACQUISITION CORPORATION

By:     /s/ Christopher Zosh

Name:   Christopher Zosh

Title:     President

[Signature Page to Merger Agreement]